                                                                      Exhibit D4

                                  PENNSYLVANIA
                            PUBLIC UTILITY COMMISSION
                            HARRISBURG, PA 17105-3265

                                             Public Meeting held May 24, 2001

Commissioners Present:

       John M. Quain, Chairman
       Robert K. Bloom, Vice Chairman
       Nora Mead Brownell, Concurring & Dissenting in part - Statement attached Aaron Wilson Jr.
       Terrance J. Fitzpatrick


Joint Application for Approval of the Merger                       A-110300F0095
of GPU, Inc. with FirstEnergy Corp.                                A-110400F0040

Petition of Metropolitan Edison Company and
Pennsylvania Electric Company, as supplemented,                    P-00001860
for Interim Relief Pursuant to Section F.2 of Their                P-00001861
Approved Restructuring Plan and the Electricity
Generation Customer Choice and Competition Act

Kenneth C. Springirth                                              C-00015085
Michael and Angela Surdovel                                        C-00015086
Middletown Merch. Mart and/or                                      C-00015087
         Saturday's Market
Jay A. Weist                                                       C-00015089
Marlea and Donald Terry                                            C-00015091
Randy L. Rosenberger                                               C-00015092
Allen Cummings                                                     C-00015093
Clark DeForce                                                      C-00015094
East Conemaugh Borough                                             C-00015095




                                OPINION AND ORDER

                                TABLE OF CONTENTS

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

   I. INTRODUCTION ......................................................      1

  II. HISTORY OF THE PROCEEDING .........................................      2

      A. The Merger Proceeding ..........................................      2
      B. The PLR Proceeding .............................................      3
      C. Consolidation of the Proceedings ...............................      3

 III. SUMMARY OF DECISION ...............................................      4

  IV. PUBLIC INPUT HEARING TESTIMONY ....................................      6

   V. MERGER PROCEEDING .................................................      8

      A. Brief Summary of Transaction ...................................      8
      B. First Settlement Stipulation ...................................      9
      C. Applicable Legal Standard ......................................     11

             1. Positions of the Parties ................................     13
             2. ALJ's Recommendation ....................................     13
             3. Exceptions and Reply Exceptions .........................     14
             4. Disposition .............................................     16

      D. Benefits of the Merger .........................................     17

             1. Positions of the Parties ................................     17
             2. ALJ's Recommendation ....................................     18
             3. Exceptions and Reply Exceptions .........................     19
             4. Disposition .............................................     20

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
      E. PLR Service ....................................................     20
      F. Transmission Asset/RTO/ISO .....................................     21

             1. Positions of the Parties ................................     21
             2. ALJ's Recommendation ....................................     23
             3. Exceptions and Reply Exceptions .........................     24
             4. Disposition .............................................     25

      G. Reliability/Customer Service ...................................     26

             1. Positions of the Parties ................................     26
             2. ALJ's Recommendation ....................................     30
             3. Exceptions and Reply Exceptions .........................     30
             4. Disposition .............................................     31

      H. Merger Savings and Extension of the Regulatory
             Rate Caps ..................................................     33

             1. Positions of the Parties ................................     33
             2. ALJ's Recommendation ....................................     35
             3. Exceptions and Reply Exceptions .........................     36
             4. Disposition .............................................     38

      I. Cost to Achieve Merger/Acquisition Premium .....................     38

             1. Positions of the Parties ................................     38
             2. ALJ's Recommendation ....................................     40
             3. Exceptions and Reply Exceptions .........................     40
             4. Disposition .............................................     41


                                                                             PAGE
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
      J. Nuclear/Fossil Cost Issues .....................................     42

             1. Positions of the Parties ................................     42
             2. ALJ's Recommendation ....................................     43
             3. Exceptions and Reply Exceptions .........................     44
             4. Disposition .............................................     44

      K. Restrictions on Inter-Company Financial/Credit
         Arrangements and Affiliate Transactions ........................     46

             1. Positions of the Parties ................................     46
             2. ALJ's Recommendation ....................................     47
             3. Exceptions and Reply Exceptions .........................     48
             4. Disposition .............................................     48

      L. Jurisdictional Issues (SEC Preemption) .........................     49

             1. Positions of the Parties ................................     49
             2. ALJ's Recommendation ....................................     50
             3. Exceptions and Reply Exceptions .........................     50
             4. Disposition .............................................     50

      M. Inter-Company Pension Funds ....................................     52

             1. Positions of the Parties ................................     52
             2. ALJ's Recommendation ....................................     53
             3. Exceptions and Reply Exceptions .........................     54
             4. Disposition .............................................     55

      N. Access to Books and Records ....................................     55

             1. Positions of the Parties ................................     55
             2. ALJ's Recommendation ....................................     56
             3. Exceptions and Reply Exceptions .........................     56
             4. Disposition .............................................     56


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
      O. Pennsylvania Presence ..........................................     57

             1. Positions of the Parties ................................     57
             2. ALJ's Recommendation ....................................     58
             3. Exceptions and Reply Exceptions .........................     58
             4. Disposition .............................................     59

      P. Pennsylvania Economic Development ..............................     60

             1. Positions of the Parties ................................     60
             2. ALJ's Recommendation ....................................     60
             3. Exceptions and Reply Exceptions .........................     60
             4. Disposition .............................................     61

      Q. Employee Issues ................................................     62

             1. Positions of the Parties ................................     62
             2. ALJ's Recommendation ....................................     63
             3. Exceptions and Reply Exceptions .........................     63
             4. Disposition .............................................     64

      R. Environmental Issues - Demand Side & Renewable
         Energy .........................................................     65

             1. Positions of the Parties ................................     65
             2. ALJ's Recommendation ....................................     66
             3. Exceptions and Reply Exceptions .........................     67
             4. Disposition .............................................     68

      S. Clean Air Provisions ...........................................     68

             1. Positions of the Parties ................................     68
             2. ALJ's Recommendation ....................................     69
             3. Exceptions and Reply Exceptions .........................     70
             4. Disposition .............................................     70



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
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
      T. Non-Utility Generation (NUG) Commitments .......................     71

             1. Positions of the Parties ................................     71
             2. ALJ's Recommendation ....................................     71
             3. Exceptions and Reply Exceptions .........................     71
             4. Disposition .............................................     72

      U. Competitive Issues Under 66 Pa. C.S.(degree)2811(e) ............     72

             1. Positions of the Parties ................................     72
             2. ALJ's Recommendation ....................................     73
             3. Exceptions and Reply Exceptions .........................     73
             4. Disposition .............................................     74

      V. Codes of Conduct ...............................................     75

             1. Positions of the Parties ................................     75
             2. ALJ's Recommendation ....................................     76
             3. Exceptions and Reply Exceptions .........................     76
             4. Disposition .............................................     76

  VI. PROVIDER OF LAST RESORT (PLR) .....................................     78

 VII. CONCLUSION ........................................................     79

VIII. ORDER .............................................................     80


BY THE COMMISSION:

                                 I. INTRODUCTION

                  Before the Commission for consideration and disposition is the Recommended Decision of Administrative Law Judge (ALJ) Larry Gesoff, issued on April 25, 2001, relative to the above-captioned consolidated proceedings. These proceedings involve the proposed merger of GPU, Inc. (GPU) and its Pennsylvania public utility subsidiaries: Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec), with FirstEnergy Corporation (FirstEnergy). The proceedings further involve the request of Met-Ed and Penelec for relief from the generation rate cap under Section 2804 of the Public Utility Code (Code), 66 Pa. C.S. Section 2804.

                  By way of the Recommended Decision, ALJ Gesoff recommended approval of the merger with conditions. The ALJ also recommended approval of the Petition of Met-Ed and Penelec, as supplemented, for relief from the generation rate cap.

                  Based upon the record before us and as further set forth below, we find that the proposed merger is in the public interest provided that certain conditions are imposed. Further, we shall hold in abeyance our resolution of the proceeding regarding relief from the generation rate cap, as well as our resolution of merger benefits, pending the outcome of an expedited collaborative.

                          II. HISTORY OF THE PROCEEDING

A.       THE MERGER PROCEEDING

         On November 9, 2000, the Applicants filed an Application for a merger whereby FirstEnergy will acquire all of GPU's outstanding shares of common stock and GPU will be merged with and into FirstEnergy. On the same date, FirstEnergy, Met-Ed and Penelec (collectively referred to as Applicants) filed Direct Testimony in support of their Application.

         A variety of Parties sought to intervene in the Merger proceeding, including energy marketers, utilities, industrial customers, public interest groups and several individuals, in addition to the statutory parties: the Office of Trial Staff (OTS), the Office of Consumer Advocate (OCA) and the Office of Small Business Advocate (OSBA).(1) The Commission held an organizational Prehearing Conference in the Merger proceeding on December 21, 2000. The Parties could not agree on a procedural schedule for the proceeding. On December 21, 2000, ALJ Gesoff issued a Protective Order.

--------
         (1) The intervenors are National Energy Marketers Association (NEM); Citizens Power, Inc. (Citizens Power); Met-Ed Industrial Energy Users Group and Penelec Industrial Customer Alliance (MEIUG/PICA); Industrial Energy Consumers of Pennsylvania; International Brotherhood of Electrical Workers/Utility Workers Union of America (IBEW/UWUA); PECO Energy; Exelon Energy; Pennsylvania Renewable Resources Associates; Allegheny Power; County & City of Erie; Bruce Mangione; Shell Energy Services, Inc.; Allegheny Electric Cooperative; American Cooperative Services; Pennsylvania Rural Electric Association; ARIPPA, formerly known as the Anthracite Region Independent Power Producers Association; Camille "Bud" George (Representative George); Clean Air Council (CAC); Enron Energy Services, Inc. (Enron); Mid-Atlantic Power Supply Association (MAPSA); PJM Interconnection LLC (PJM); PPL Electric Utilities Corporation (PPL) and PPL EnergyPlus LLC (PPL EnergyPlus); Allegheny Energy Supply Company; New Power Company; York County Solid

B.       THE PLR PROCEEDING

                  On November 29, 2000, Met-Ed and Penelec, collectively referred to as the Companies or GPU, filed a Petition,(2) captioned above, requesting expedited Commission authorization to implement an interim deferral tracking mechanism for their provider of last resort (PLR) generation service. On December 18, 2000, Pennsylvania Rural Electric Association and Allegheny Electric Cooperative, Inc. filed an Answer to the Petition, a Motion to Consolidate the Petition with the Merger proceeding and a Motion to Dismiss the Petition. On December 26, 2000, the Petition was reassigned from the Commission's Bureau of Fixed Utility Services to the Office of Administrative Law Judge (OALJ).

C.       CONSOLIDATION OF THE PROCEEDINGS

         The extensive delineation of ALJ Gesoff detailing the procedural developments and consolidation of these proceedings is duly incorporated herein by reference. (R.D., pp. 3-11).

                  As previously noted, the Recommended Decision of ALJ Gesoff was issued on April 25, 2001. On May 2, 2001, ALJ Gesoff's Errata to the Recommended Decision was served to all Parties. Exceptions,(3) Reply Exceptions, and other documents relating to the Recommended Decision were filed as will be noted herein .

--------------------------------------------------------------------------------
Waste and Refuse Authority (York Authority); Citizens of Pennsylvania's Future (PennFuture) and Kenneth Springirth.
        (2)    Although there are two docket numbers, GPU filed one petition.
        (3) Joint Applicants included with their Exceptions a Settlement Stipulation which will be addressed herein.

                            III. SUMMARY OF DECISION

                  The ALJ recommended, inter alia, that the Joint Application of GPU and FirstEnergy be approved with conditions. The ALJ concluded that the merger is not likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market prices and, therefore, is unlikely to prevent retail electricity customers in Pennsylvania from obtaining the benefits of a properly functioning and workable competitive retail electricity market. The ALJ noted that while the proposed merger would bring affirmative benefits to the Commonwealth of Pennsylvania and Pennsylvania ratepayers, some conditions must be imposed so that it brings substantial, affirmative benefits and so that certain risks do not outweigh the merger benefits.

                  One condition proffered by the ALJ is that the merged company must flow merger-related savings through to ratepayers by an extension of the transmission and distribution rate caps from December 31, 2004 to December 31, 2007. Tied to this condition is the need to ensure that the merged company will not seek to recover the acquisition premium from Pennsylvania ratepayers and the condition that the merged company be required to expense or amortize the costs to achieve over the transmission and distribution rate cap extension period. Other merger conditions were recommended, such as directing the merged company to adhere to the current GPU Code of Conduct in Pennsylvania, to receive Commission permission before withdrawing GPU transmission facilities from PJM, implementing a Service Quality Index, and protecting the overfunded GPU pension fund. These conditions were recommended to ensure that the merger promotes the service, accommodation, convenience or safety of the public.

                  As to GPU's PLR Petition, the ALJ concluded that it had met its burden of establishing that the purchased power costs it incurs to meet its PLR obligation deny it the opportunity to earn a fair rate of return. To address that situation, the ALJ recommended that the companies be granted rate increases totaling over $316 million.

                  After review of the applicable statutory law, case law, and the evidentiary record herein, we conclude that the instant merger is in the public interest, and should be approved, provided, however, that certain conditions are imposed. While the merger is expected to create synergies and efficiencies that may improve the operations of the GPU Companies, these factors alone would not support a finding that the merger is in the public interest. Thus, the conditions we impose, discussed in more detail herein, are critical to our approval of the merger.

                  Accordingly, we accept the conditions outlined in the Recommended Decision with modifications and limited additions as set forth in this Opinion and Order, and we approve the merger with conditions as set forth in the Ordering Paragraphs herein. The Applicants will have thirty days in which to advise the Secretary of the Commission of their acceptance of all of the conditions outlined herein.

                  Further, we decline to adopt the first Settlement Stipulation submitted during the Exception phase of this proceeding.

                  Finally, resolution of the PLR cost proceeding and disposition of merger benefits shall be held in abeyance pending the outcome of an expedited collaborative process to be further detailed herein.

                       IV. PUBLIC INPUT HEARING TESTIMONY

                  The Commission conducted Public Input hearings in this proceeding in Erie, Altoona and Reading. Twenty-one people testified at the Erie session. Five people, including Representative George, testified at the Altoona session. Finally, eight people testified at the Reading session.

                  At the Erie session, concern was expressed that GPU has declined in terms of the service it offers to its ratepayers. Also, a witness stated that he believed that GPU should honor the agreement made in 1998, to keep its rates at the same level until 2010. Concern was also expressed that the proposed merger would result in many people being laid off from work.

                  At the Altoona session, Representative George, an intervenor herein, asserted that GPU is asking ratepayers to pay for their shortsightedness because it was under no pressure to sell its generation without locking in long-term contracts for the customers who do not switch suppliers. Concern was also expressed that the merger not result in an adverse impact on GPU's Customer Assistance Program, the Warm Program, and the Dollar Energy Fund. It was also stated that downsizing following the merger will impact reliability, especially the ability to respond to outages.

                  At the Reading session, the opinion was expressed that GPU is responsible for its current problems because of poor management. It was further stated that GPU needs this merger because of its decision to sell its generation. Some consumers suggested that utilities should be re-regulated. Finally, it was noted that the Merger Application lacks specificity, uses ambiguous language and reads more like a public relations piece than a justification for the merger, and that the merger will benefit the management of the corporation and its stockholders, not the public.

                  The testimony of the participants in the Public Input hearings has been duly accorded such consideration as specified in 52 Pa. Code
Section 69.321, Policy Statement on Public Input hearings.

                              V. MERGER PROCEEDING


                  Initially, we are reminded that we are not required to consider expressly or at great length each and every contention raised by a party to our proceedings. (University of Pennsylvania, et al. v. Pennsylvania Public Utility Commission, 86 Pa. Cmwlth. 410, 485 A.2d 1217, 1222 (Pa. Cmwlth.
1984)). Any exception or argument that is not specifically addressed herein shall be deemed to have been duly considered and denied without further discussion.

A.       BRIEF SUMMARY OF TRANSACTION

                  Under the planned merger, FirstEnergy will acquire all of GPU's outstanding shares of common stock, for about $4.5 billion in cash and FirstEnergy stock. FirstEnergy will assume GPU's outstanding indebtedness, which is about $7.4 billion of debt and preferred stock. GPU will be merged with and into FirstEnergy. FirstEnergy will become a registered holding company under the Public Utility Holding Company Act of 1935. When the merger is complete, FirstEnergy will be subject to the same requirements to which GPU has been subject under that Act. Met-Ed and Penelec will be wholly-owned public utility company subsidiaries of FirstEnergy. (OCA Stmt. 1, p. 11; Applicants' Stmt. 1, p. 6; Applicants' Stmt. 2, p. 2).

                  The merger is expected to be accretive to earnings immediately upon completion, and the Applicants' Proxy Statement indicates that shareholders can anticipate an opportunity for earnings growth of 7-8% through the merger. (OCA Stmt. 1, p. 5). Under the terms of this merger, GPU shareholders will receive an approximate $1 billion premium for their stock and could see an increase in value of $900 million or more on a net present value basis from the anticipated growth in earnings. There is the possibility of about $120 million in incremental compensation to the officers and directors of GPU. (OCA Stmt. 1, pp. 5, 25-26). When the merger is complete, Met-Ed and Penelec will continue to operate as Pennsylvania electric public utilities subject to the continuing jurisdiction of the Commission.

                  Because the merger is at a parent company level, the Applicants contemplated no immediate changes to any agreements among Met-Ed, Penelec and their affiliates which the Commission had previously approved pursuant to Section 2102 of the Public Utility Code (Code), 66 Pa. C. S. Section 2102 (regarding approval of contracts with affiliated interests). The Applicants acknowledged their continuing obligation to make appropriate Section 2102 filings if, following approval and implementation of the merger, changes to the existing and approved GPU affiliated interest arrangements become necessary or appropriate. (Merger Application at PARAGRAPH. 9).

B.       FIRST SETTLEMENT STIPULATION(4)

                  We now turn to the first "Settlement Stipulation" herein. Applicants attached a "Settlement Stipulation" as "Appendix A" to their Exceptions. Applicants claimed that the Settlement Stipulation is a proposed alternative that has been negotiated in order to permit the proceedings to be settled. At the time of the submission of Applicants' Exceptions, the Settlement Stipulation had been executed on behalf of the Applicants and MEIUG/PICA. The Parties to the Settlement Stipulation were hopeful that other active Parties to this proceeding would join in the proposed Settlement Stipulation.

----------

            (4) A later Settlement was filed with regard to the PLR proceeding and i discussed in our separate Opinion and Order to be issued relative thereto.

                  Applicants furthermore noted that the Settlement Stipulation was conditioned on consummation of the merger, and that it was tendered as a means to resolve fairly and equitably the major issues in the merger proceedings and in the PLR proceeding if the merger is consummated. Accordingly, Applicants urged the Commission to approve the Settlement Stipulation as a final order or, in the alternative, to adopt the ALJ's Recommended Decision, as modified by Applicants' Exceptions. (Applicants Exc., pp. 31-32; Appendix A).

                  Our Secretarial Letter of May 9, 2001, advised the Parties to indicate, as part of their Reply Exceptions, their acceptance or rejection of the Partial Settlement Stipulation.

                  Both the OSBA and IBEW/UWUA filed Letters in support of the Settlement Stipulation. On the other hand, the following twelve Parties expressed opposition to the Settlement Stipulation: the OCA, the OTS, PPL and PPL Energy Plus, CAC, New Power Company, York Authority, Citizens Power, PennFuture, MAPSA, Enron, Representative George and Dominion Retail.

                  We note that, despite the Applicants' use of the term "Settlement Stipulation," there has been no substantial settlement of the issues in this case. The majority of the Parties hereto have not agreed to join in this settlement. We conclude that this is not a situation where a true settlement has been reached by a majority of the active parties, and where the inactive or peripheral parties are being asked if they agree with the terms of the settlement. As noted in some detail above, twelve of the active Parties hereto registered their objections to the "settlement," some in quite vigorous terms.

                  In short, the evidentiary record herein reflects that such settlement discussions as took place in this proceeding were brief and unproductive, from the standpoint of garnering broad support from the major parties. No copy of the "Settlement Stipulation" was even available to the Parties for review prior to the Exceptions stage of this proceeding. While we recognize the Applicants' efforts to resolve some of the issues, we are unable to adopt the Settlement Stipulation at this time.

C.       APPLICABLE LEGAL STANDARD

                  The Commission must review and approve the proposed merger pursuant to Sections 1102, 1103, and 2811 of the Code.

                  Section 1102(a) requires the Commission to issue a Certificate of Public Convenience as a legal prerequisite to offering service, abandoning service and certain property transfers by public utilities or their affiliated interests. The statute, in pertinent part, provides:

                  Upon application of any public utility and the approval of such application by the commission, evidenced by its certificate of public convenience first had and obtained, and upon compliance with existing laws, it shall be lawful:

                           (3) For any public utility or affiliated interest of a public utility as defined in section 2101...to acquire from, or transfer to, any person or corporation...by any method or device whatsoever, including the sale or transfer of stock, including a consolidation, merger, sale or lease, the title to, or the possession or use of, any tangible or intangible property used or useful in the public service...

66 Pa. C.S.Section 1102(a)(3).

                  Met-Ed and Penelec are Pennsylvania "public utility" applicants for the purposes of Section 1102(a)(3). (See also 66 Pa. C.S.
Section 102). GPU (as Met-Ed's and Penelec's parent holding company) and FirstEnergy (as Penn Power's ultimate parent holding company) are applicants solely in their respective capacities as Pennsylvania "public utility" affiliates, for the purpose of compliance with Section 1102(a)(3), and to the limited extent to which the Code is otherwise applicable to such affiliates.

                  The planned merger of GPU with and into FirstEnergy will result in a "new controlling interest" as that term is used in the Commission's Statement of Policy at 52 Pa. Code Section 69.901. Section 69.901 provides that such a merger, even though at a parent company level, should be viewed as constituting a transfer of utility property requiring Commission approval under
Section 1102(a)(3). To comply with this Statement of Policy, therefore, the Applicants requested Section 1102(a)(3) approval from the Commission, evidenced by the issuance of Certificates of Public Convenience authorizing each of the Applicants to complete the planned merger.

                  To obtain a Certificate of Public Convenience, the Applicants had the burden of proving that the merger is in the public interest. In order to ensure that a proposed merger is in the "public interest," the Commission may impose conditions on its granting of the Certificate of Public Convenience. Re:
DQE, Inc., 88 Pa. PUC at 474. Section 1103 allows the Commission to impose conditions upon the issuance of a Certificate of Public Convenience. (66 Pa. C.S. Section 1103).

                  Section 2811(e)(1) of the Code, 66 Pa. C.S. Section
2811(e)(1) also requires the Commission to consider the planned merger. Section 2811(e)(2) requires that upon request for approval of a merger or acquisition, notice and an opportunity for hearing shall be afforded to explore whether a proposed transaction is "likely to result in anticompetitive or discriminatory conduct or the unlawful exercise of market power." 66 Pa. C.S. Section 2811(e)(2). The Code and applicable case law, therefore, requires that we review the proposed merger in order to determine if it is in the public interest, provides substantial, affirmative benefits, and is not likely to result in anticompetitive or discriminatory conduct or the unlawful exercise of market power.

         1.       POSITIONS OF THE PARTIES

                  Regarding merger conditions, the Applicants acknowledged that the Commission may impose just and reasonable conditions under Section 1103(a), but the Applicants also contended that there are two qualifications to the Commission's authority to approve mergers with conditions. First, the Applicants averred that the Commission's authority to set conditions is not unlimited. Second, the Applicants argued that, before the Commission imposes conditions, the Applicants must concede, or a protestant/ intervenor must establish, that the merger is flawed in some manner such that a remedy is warranted. The Applicants asserted that a party could contend that the risk of an adverse impact occurring due to the merger could justify the imposition of a merger condition. However, the Applicants argued that the validity of this view depends on whether the alleged risk is well-founded and based on facts, or whether it constitutes mere speculation. (Applicants' M.B., pp. 11-12).

         2.       ALJ'S RECOMMENDATION

                  After his discussion of the applicable legal standards pertaining to Commission approval of mergers, the ALJ stated that he agreed with the Applicants to the extent that merger conditions should not be imposed where the condition would be superfluous or unnecessary because of existing statutory or other legal requirements. (Applicants R.B., p. 3).

                  The ALJ further pointed out that the results of any merger are speculative because they occur after the merger. He then stated that it remains to be seen if some of the benefits the Applicants rely on to support the merger will actually materialize. The ALJ noted that FirstEnergy and GPU have not yet determined what their "best practices" are. Also, FirstEnergy's line crew training program has not proven itself yet, and the extent of FirstEnergy's ability to meet GPU's PLR obligation is uncertain.

                  The ALJ noted that, as these benefits are speculative, so too are some of the harms that the intervenors fear might or might not occur post-merger. For example, some of the service conditions which the OCA's Service Quality Index seeks to avoid might not even occur. FirstEnergy might not seek to place the risks of its nuclear and fossil fuel plants on GPU customers. In the alternative, FirstEnergy might not seek to transfer, consolidate or withdraw GPU's pension overfunding, or Pennsylvania might not bear a disproportionate share of job cuts. The ALJ concluded that, if these harms do materialize post-merger, however, the merger would be flawed because it would detract from the service, accommodation, convenience or safety of the public in a substantial way. Accordingly, the ALJ noted that the Commission may condition approval of this merger to avoid these harms. (R.D., pp. 29-34).

         3.       EXCEPTIONS AND REPLY EXCEPTIONS

                  The OCA excepts to the ALJ's recommendation on this issue. The OCA avers that the ALJ for the most part correctly adopted the legal standard for mergers as advocated in the OCA's Briefs. However, the OCA did object to the ALJ's conclusion that a merger condition should not be imposed where the condition is already covered by existing statutory or other legal requirements. (R.D., p. 34). The OCA argues that this is not a proper basis on which to reject a merger condition that would ensure that the public interest is protected. The OCA further avers that the current statutory and regulatory schemes may change and protections offered thereunder could vanish. The OCA concludes that for the Commission to rely upon protections afforded by the current regulatory scheme, without imposing necessary conditions to afford protections to GPU's ratepayers and Pennsylvania, is perilous given the dramatic restructuring of the utility industry that is taking place at both the state and federal levels. (OCA Exc., pp. 2-3).

                  The Applicants respond to the above-recounted Exceptions, especially to the Exceptions of PennFuture and Bruce Mangione, by arguing that approval of the proposed merger as filed, without any conditions, is warranted because it will bring substantial affirmative benefits to the Commonwealth. The Applicants point out that the ALJ recognized that the merger would bring affirmative benefits to Pennsylvania consumers. (R.D., pp. 12, 39). It is the Applicants' position that these benefits meet or exceed the benefits that the Commission has previously found sufficient to support approvals of mergers. (Applicants' Main Brief, pp. 9-11).

                  The Applicants rejoin that conditions to the merger that are superfluous and unnecessary should not be imposed. The Applicants further aver that conditions that are erroneous and/or unrelated to the merger should not be imposed. The Applicants point out that the Parties hereto that insisted on conditions to the merger, in particular PennFuture and Bruce Mangione, have ignored or discounted these benefits because they do not promote "their narrow objectives or interests." The Applicants contend that few of the many Intervenors herein actively opposed the merger but that, more often than not, the Intervenors' proposed conditions are "wish list" items aimed at advancing their own parochial interests while couched as addressing alleged but unsubstantiated flaws or fears. (Applicants R.Exc., pp. 2-5).

                  Finally, the Applicants except to the ALJ's Recommended Decision in that they take the position, generally, that the ALJ failed to apply the proper legal standards governing the imposition of merger conditions. Specifically, the Applicants contended that this error led the ALJ to recommend the imposition of conditions that: (1) apply to merger detriments that were not proven on the record; or that (2) exceed the Commission's authority. (Applicants Exc., pp. 1-6).

                  In response to the Applicants' argument in this regard, Citizen Power argues that the Applicants' Exception on this issue should be rejected. Citizen Power avers that, while the Recommended Decision may contain numerous flaws, excessive use of the Commission's conditioning authority is certainly not one of those flaws. Citizen Power argues that the Applicants have no inherent right to merge. The applicable legal standards for mergers have been outlined by the ALJ herein, supra, but emphasis must be put on the fact that the Code provides that an application for a Certificate of Public Convenience may be granted "only if the Commission shall find and determine that the granting of such Certificate is necessary or proper for the service, accommodation, convenience, or safety of the public". (See Section 1103(a) of the Code, 66 Pa. C.S. Section 1103). (Citizen Power R.Exc., pp. 3-8).

      4.    DISPOSITION

            Based on our review of the record evidence, we conclude that the ALJ has applied the proper legal standard to this proceeding, as above outlined. We emphasize that the Applicants have no inherent right to merge. Rather, Section 1102(a)(3) of the Code requires public utilities or affiliated interests of public utilities to first obtain a Certificate of Public Convenience. We further emphasize that, under Section 1103(a) of the Code, a Certificate will be granted "only if the Commission shall find or determine that the granting of such certificate is necessary or proper for the service, accommodation, convenience, or safety of the public."

            Additionally, as noted by the ALJ, in the City of York, supra, the Supreme Court of Pennsylvania held that a proponent of a utility merger must "demonstrate that the merger will affirmatively promote the service, accommodation, convenience, or safety of the public in some substantial way" (emphasis added). In determining whether a proposed merger will provide substantial affirmative benefits, the Commission is obligated to consider the benefits and detriments of the acquisition as they impact on all affected parties. (Middletown Twp., supra).

            If a merger applicant fails to satisfy the public interest standard, the merger as proposed must be denied. However, under Section 1103(a) of the Code, outlined above, the Commission may choose to cure the deficiencies of the proposed merger by applying conditions to the merger. The alternative to applying such conditions is denial of the proposed merger. In short, applicants for a merger are given a choice. They may agree to the conditions the Commission determines to be necessary for the public interest, or they may refuse to accept those conditions, upon which the merger will be denied.

            Therefore, the OCA's Exception on this issue is granted. The Applicants' Exception on this issue is denied in part, consistent with the above discussion.

D.    BENEFITS OF THE MERGER

      1.    POSITIONS OF THE PARTIES

            As noted above, for this merger to be approved by the Commission, the Applicants must meet their burden of proving by a preponderance of the evidence that the merger will provide substantial, affirmative benefits to Pennsylvania consumers and Pennsylvania. Also, the merger must also be in the public interest. Furthermore, the Commission may impose conditions on the merger.

            The Applicants asserted that they have met the burden of showing that the merger will provide substantial, affirmative benefits to Pennsylvania consumers and Pennsylvania. The Applicants' witness Alexander indicated that the proposed merger is intended to enhance the combined capabilities of FirstEnergy and GPU to meet the challenges of the changing utility industry. (Applicants' St., pp. 5-8).

            The Applicants asserted that there is ample evidence of the substantial benefits this merger will bring to the Commonwealth and to GPU's customers. Applicants added that, in this changing industry, the new FirstEnergy will be far better equipped to deal with exigent circumstances, offer new products and services and expand unregulated opportunities while maintaining and


                                      xviii
improving the strong foundation of safe, reliable and adequate service that GPU has developed in Pennsylvania over many years. (Applicants' M.B., pp. 17-18).

            The OCA, on the other hand, maintained that the Applicants have not met their burden of proof because the merger could expose ratepayers to substantial risks with no assurance of any benefits for Pennsylvania consumers or for Pennsylvania. Instead, the OCA maintained that the merger will enhance shareholder profits by using utility assets and customers to create opportunities in other, unregulated markets. Also GPU shareholders are expected to receive a premium that exceeds book value and market value. According to the OCA, the risks of the merger to ratepayers and the Commonwealth of Pennsylvania are significant.

      2.    ALJ'S RECOMMENDATION

            The ALJ noted that other Intervenors herein made arguments similar or identical to the OCA's arguments.(5) The ALJ further noted that the Applicants object to the conditions many of the Intervenors would place on approval of the merger. The ALJ's opinion is that the merger brings affirmative benefits to Pennsylvania consumers and to Pennsylvania. However, he added that, without the addition of the conditions he recommended, the merger would not bring substantial, affirmative benefits, as required by City of York, supra, and
Re: DQE, Inc., supra. (Emphasis added).

      3.    EXCEPTIONS AND REPLY EXCEPTIONS


-----------
      (5) The ALJ stated that he sometimes did not present all of the arguments of the Parties when their positions are identical or similar to the ones previously set forth.

            Citizen Power excepts to the ALJ's recommendation on this issue. It was the position of Citizen Power that the ALJ erred in concluding that the merger, even with his recommended conditions, would result in substantive affirmative benefits that would not be outweighed by significant and unreasonable risks to Pennsylvania consumers. (Exc., pp. 9-12).

            PennFuture excepts to the ALJ's recommendation on this issue, arguing that the ALJ failed to consider the detriments of the merger in reaching his conclusion that the merger will have affirmative public benefits. PennFuture further argues that, while the ALJ considered risks or other adverse consequences in proposed conditions, he did not give full weight to the possible negative impact of the merger. In this respect, PennFuture points in particular to the potential negative impact of the merger as proposed on PJM as possibly the most important detriment of the merger. That potential negative impact, argues PennFuture, was acknowledged in the Recommended Decision, but was otherwise ignored in reaching the conclusion that the merger as proposed would provide some public benefit. PennFuture concludes that the detriment of the proposed merger from just this one huge risk dwarfs any potential benefit of the merger as proposed. (PennFuture Exc., pp. 7-8).

            Bruce Mangione also excepts to the ALJ's recommendation on this issue, stating that the Joint Application for merger should be denied. Bruce Mangione avers that the merger is not in the public interest in that it fails to provide the GPU ratepayer with substantial and affirmative benefits, as had been argued by the Applicants.

            The Applicants rejoin that the ALJ correctly recognized that the proposed merger brings affirmative benefits to Pennsylvania consumers and to the Commonwealth. The Applicants further contend that the benefits to be realized from the instant merger in fact meet or exceed the benefits the Commission has previously found sufficient to support other merger approvals. (Applicants R.Exc., pp. 2-3).

      4.    DISPOSITION

            After review of the applicable statutory law, case law, and the evidentiary record herein, we conclude that the ALJ correctly concluded that the instant merger, on the whole, brings affirmative benefits to Pennsylvania consumers. (R.D., p. 39). Some of these benefits are enumerated in a portion of the testimony of the Applicants' witness Alexander. As also discussed above, however, it is necessary for the public interest that certain conditions are imposed on the merger. The conditions we impose herein are critical to our approval of the merger, and are designed to counteract any possible detriments that may result to Pennsylvania consumers and to the Commonwealth as a result of the consummation of the proposed merger. As stated in Middletown Twp, supra, we are obligated to weigh the benefits and the detriments of the proposed acquisition as they impact on all affected parties.

            Accordingly, the Exceptions of Citizens Power, Bruce Mangione and PennFuture are denied.

E.    PLR SERVICE

            Coincident with the merger, the Companies pursued a request for relief under Section 2804 of the Code, 66 Pa. C.S. Section 2804, dealing with exceptions to the generation rate caps. We do not reach herein the merits of this request for relief. Rather, we will defer a ruling on this Petition until the Parties have an opportunity to seek resolution of these issues through a collaborative process. The issue of rate cap relief is of critical importance to customers, to the Companies, and to other parties who have an interest in our electric restructuring program. The record reflects a large degree of uncertainty and disagreement over the fundamental principles we should apply in this type of case. This makes it all the more important that we work with the Parties to try to fashion a solution that the different Parties can live with, even if it does not include everything they want.

F.    TRANSMISSION ASSET/RTO/ISO

      1.    POSITIONS OF THE PARTIES

            FirstEnergy averred that, after the merger, GPU transmission facilities will remain under the operational control of PJM and that access to those facilities will continue to be provided through the Open Access Transmission Tariff that PJM administers. (Applicants' Rebuttal St. No. 8, p. 4). FirstEnergy will continue to participate in the Alliance RTO(6) which was recently approved by FERC. (Order on Compliance Filing, FERC Docket No. EC00-103-00, Order entered January 24, 2001).

            The OCA, on the other hand, argued that FirstEnergy's decision to continue to be a member of the Alliance RTO, and not join PJM or PJM West, could have a negative impact on its ability to respond to GPU's PLR obligation and could also result in inefficiencies within the merged company. The Applicants failed to use the occasion of the merger to affirmatively address transmission limitations between GPU and FirstEnergy. The OCA maintained that, without firm conditions regarding these transmission issues, Pennsylvania and Pennsylvania ratepayers could be harmed. (OCA M.B., pp. 23-27).


-----------
      (6) "Regional Transmission Organization"

            The OTS claimed that FirstEnergy would provide only minimal, off-peak assistance to GPU in addressing its PLR obligation. Consequently, FirstEnergy's limited generation assistance could not be identified as a merger benefit. (OTS R.B., pp. 18-19). Also, the OTS noted that PJM's system operations would be significantly impacted if GPU companies were removed from PJM, and it recommended a merger condition requiring the Applicants to complete a study within six months addressing the impact of FirstEnergy joining PJM West. This study, opined the OTS, would help the Commission monitor the impact of the merger on PJM operations during the post-merger period. (OTS M.B., pp. 30-32). The OTS also recommended that the merged company should commit to maintain Met-Ed and Penelec membership in PJM, and should also file a letter of intent if it decides to discontinue PJM membership. (OTS M.B., p. 41).

            MEIUG/PICA argued that it would condition the merger on a requirement that GPU remain in PJM, and that FirstEnergy become a member of PJM or PJM West. (MEIUG/PICA M.B., pp. 23-33, 39-41).

            MAPSA supported FirstEnergy's decision to maintain membership in PJM and Alliance. Allowing a merged company to operate in two separate ISOs(7)/RTOs, opined MAPSA, would likely will result in benefits to both ISOs/RTOs. MAPSA further opined that the merged company would have an incentive to advocate for the resolution of seams issues, the complementary operation of energy markets, and interregional cooperation. (MAPSA M.B., pp. 7-8).

            Citizen Power, CAC and Representative George supported requiring GPU to remain in PJM.


-----------
      (7) "Independent System Operator."


                                      xxiii

            PJM noted that the withdrawal of GPU transmission facilities would harm the PJM integrated transmission system and centralized markets, would harm the PJM markets, and would harm PJM regional system planning. (PJM M.B., pp. 6-11). This would result in harm to the public interest. It would fracture the integrated operations of the historic tight power pool; hinder long-range transmission planning; diminish the efficiency of transmission congestion management; increase wholesale energy prices that, through LMP, are dependent on efficient congestion management; and reduce liquidity, and therefore competitiveness, in the PJM markets. PJM argued that it is reasonable to infer that the resulting volatility would hinder development of new generation facilities. (Id., p. 6). To avoid this harm, PJM proposed a condition that would prohibit FirstEnergy from withdrawing GPU transmission facilities from the operational control of PJM without prior application to and approval of the Commission. FirstEnergy would be required to make an affirmative showing that withdrawal would, inter alia, ensure the continued provision of adequate, safe and reliable service.

      2.    ALJ'S RECOMMENDATION

            The ALJ recommended that the Commission adopt the condition that PJM sought to impose on the merger of ensuring that the Commission retain the ability to prevent a withdrawal of GPU's transmission assets from PJM. The ALJ noted in this regard that FirstEnergy could not guarantee that GPU's transmission assets would remain permanently committed to PJM. The ALJ opined, however that PJM's retention of operational control of GPU's transmission facilities is critical to the continuation of the benefits Pennsylvania realizes from the operation of PJM as a regional ISO. (PJM M.B., pp. 5-11). The ALJ concluded that removal of the facilities would substantially harm PJM, Pennsylvania, the utilities under the Commission's jurisdiction and their ratepayers.

            In addition, the ALJ stated that PJM's proposed condition will assure the industry, energy markets, and potential investors in new generation facilities that if FirstEnergy seeks to extend the Alliance RTO across the middle of Pennsylvania and bisect PJM, this Commission would then have an opportunity to assess the impact on retail service and rates and guard against harm. The ALJ averred that such a condition would not diminish FirstEnergy's flexibility or the evolution of any RTO or ISO. (PJM R.B., p.
2).  (R.D., p. 49).

      3.    EXCEPTIONS AND REPLY EXCEPTIONS

            The OCA contends that it strongly supports the ALJ's recommendation that a merger condition be approved that would require approval of the Commission before FirstEnergy or any subsidiary or affiliate could withdraw GPU's transmission assets from PJM. However, the OCA adds that, for the reasons it outlined in its Main and Reply Briefs, it recommend that in addition to obtaining Commission approval, FirstEnergy also be required to keep GPU's assets in PJM for a specified minimum period of time. (OCA Exc., p. 8).

            The Applicants except to the relevant condition as recommended by the ALJ. The Applicants claim that the imposition of this condition is beyond the scope of the Commission's jurisdiction and is therefore unlawful. Indeed, aver the Applicants, the condition is inconsistent with the ALJ's acknowledgement elsewhere in his Recommended Decision that the Commission's ability to impose merger conditions is limited. The Applicants argue that, were this condition to be implemented, it would place the merged company at a competitive disadvantage with the other PJM members and would be unreasonably discriminatory since no other PJM company would be subject to a similar condition. (Applicants Exc., pp. 27-30).

            The OTS also respond to the Applicants' Exception on this issue, stating that, in addition to other considerations, the Commission must consider that PJM would cease to be an effective ISO if the transmission assets of GPU were removed from PJM. In this regard, avers the OTS, GPU has surrendered operational control of its transmission system to the PJM ISO and those facilities are available for use under the PJM ISO's open access transmission tariff. (PJM Stmt. 1, pp. 23-25). The OTS, as well as the OCA, point to the testimony of PJM witnesses who have stated in no uncertain terms that PJM's system operations would be significantly impacted if the GPU transmission facilities were removed from PJM. (OTS R.Exc., pp. 6-11).

            MEIUG/PICA also responds to the Applicants' Exception on this issue, stating that the ALJ correctly recognized that withdrawal of GPU's transmission facilities from PJM would harm the public interest in several ways. PJM also rejoins that this Exception should be denied. PJM points out that the Applicants never tried to refute PJM's proof that withdrawal of GPU transmission facilities from PJM would harm Pennsylvania ratepayers.

      4.    DISPOSITION

            On review of the statutory and case law, and on review of the evidentiary record herein we conclude that the particular condition recommended by the ALJ on the issue of prior approval before withdrawal of GPU transmission facilities from PJM is well-justified. Accordingly, we adopt that condition as part our resolution of this proceeding. We reach this conclusion because we are convinced that removal of the GPU transmission assets from PJM would have a significant impact upon the safe and reliable operation of the transmission grid.

(PJM Stmt. 2, pp. 9-10). We are concerned that PJM would cease to be an effective ISO if the transmission assets of GPU were removed from PJM.

            Additionally, we are of the opinion that PJM retention of operational control of GPU transmission facilities is critical to the continuation of the benefits Pennsylvania realizes from the operation of PJM as a regional ISO. The removal of those facilities, we believe, would substantially harm PJM, the Commonwealth, our jurisdictional utilities, and Pennsylvania's ratepayers. Accordingly, since we have concluded that addition of the relevant condition is critical before the instant merger could be found to be in the public interest, the Applicants' Exception on this issue is denied. The OCA's Exception(8) is likewise denied.

G.    RELIABILITY/CUSTOMER SERVICE

      1.    POSITIONS OF THE PARTIES

            The Applicants asserted that the merger would enhance GPU's continued ability to provide safe and adequate utility service to customers. (Applicants' Stmt. 1, p. 8). The Applicants further asserted that the merger would provide improved customer service opportunities, increased value and the opportunity over the long-term to expand corporate commitment to customer service and reliability. The Applicants opined that it is not necessary that every aspect of a proposed merger be specifically quantified, especially regarding the benefits the merger will bring to customer service and reliability. (Applicants'

------------
      (8) The OCA's Exception on this issue was that the ALJ's merger condition should be amended to include a minimum time frame before Applicants may apply to the Commission for withdrawal of GPU's transmission assets from PJM. We are satisfied that the condition we are adopting adequately addresses the concerns about the possibility of GPU's transmission assets being withdrawn from PJM.

                                      xxvii

Rebuttal Stmt. 1, p. 4). The Applicants proffer that there are substantial qualitative reliability and customer service benefits that the merger will bring to customers.

            The OCA pointed out that the Applicants have not completed any plans regarding the reorganization or consolidation of the customer call centers or the


                                     xxviii
reorganization of the distribution operations and have not identified any "best practices" they would seek to implement as a means of providing these benefits. (OCA Stmt. 1, pp. 17-18). The OCA also opined that a deterioration in customer service and reliability can be a real risk of the merger.

            With regard to reliability, the OCA noted that on a company-wide basis, GPU's reliability performance has deteriorated over the last several years. Its system average interruption duration index (SAIDI) and its system average interruption frequency index (SAIFI) have shown deterioration in 1999.(9) The OCA claimed that, in 2000, there was some improvement in SAIFI, but SAIDI, as well as the customer average interruption duration index (CAIDI) again showed sharp deterioration. (OCA Stmt. 2, pp. 14-15). The OCA recommended adoption of a Service Quality Index (SQI) to improve reliability and to ensure that the Applicant's promise of improved reliability is delivered for the benefit of ratepayers. (OCA M.B., pp. 49-52; Appendix A, p. 1).

            With regard to customer service, the OCA maintained that, although GPU has taken a regional management approach to call centers, FirstEnergy's regional management approach should provide a merger benefit because its track record is better. The OCA further maintained that GPU's regional consolidation, especially regarding its call center, has been unsatisfactory. (Tr., pp. 206, 208, 237-238, 263; OCA Stmt. 2-S, p. 10;
Applicants' Rebuttal Stmt. 6, p. 12).

            The standards of FirstEnergy's call center are higher than GPU's standards. It strives to answer 100% of calls within 60 seconds, while, in 1997,


----------
      (9) SAIDI measures the duration of interruptions for an annual period and SAIFI measures the frequency of interruptions experienced by customers on average during an annual period. In all cases, a lower number would represent better performance. (OCA Statement 2, p. 14).

GPU's goal was to answer 85% of calls within 120 seconds. (Applicants' Rebuttal Stmt. 3, p. 24). Also, FirstEnergy's actual performance was better than GPU's. (Applicants' Rebuttal Stmt. 6, p. 12; OCA Stmt. 2-S, p. 10; Applicants' Rebuttal Stmt. 3, p. 24). FirstEnergy witness Mr. Carey averred that FirstEnergy should be able to bring its expertise in this area to GPU, and thereby improve GPU's performance. No Party disputed Mr. Carey's statement. Mr. Carey also testified about FirstEnergy's excellent call center performance in the midst of FirstEnergy's merger with Centerion and the beginning of retail competition in Ohio. (Applicants' M.B., p. 50).

            The OCA was of the view that its proposed SQI would ensure that FirstEnergy's experience would help GPU's troubled call center performance.

            The SQI proposed by the OCA measures reliability of service, customer call center performance, field operations such as cancellation of service and on-time appointments, customer complaint handling, compliance with Commission customer service regulation and safety performance. (R.D., p. 56' OCA St. 2, pp. 19-20). The OCA's witness Alexander described the operation of the SQI as comparing performance to a pre-established baseline standard. When performance falls below the standard, GPU would be required to reimburse customers for poor service quality by way of a one time credit or customer rebate. The rebate would be returned to customers on a pro-rata basis. Additional customer specific rebates would be appropriate for missed appointments or failure to install service in a timely manner. (OCA St. 2, p. 20).

            The OCA averred that other Commissions have established specific customer service reliability and improvement standards in merger proceedings to ensure that the promised benefit is delivered. In Re: Merger of PacifiCorp and Scottish Power, 196 PUR 4th 349 (Oregon 1999), the PUC of Oregon approved an extensive customer service performance program as a means of providing benefits to customers. The OCA pointed out that the Massachusetts Commission now requires that all companies filing for approval of mergers or acquisitions include service quality plans as part of the filing. (OCA Stmt. 2, Exh. BA-1, p. 2).

            The Applicants objected to the proposed SQI. (Applicants' M.B., pp. 50-51; R.B., pp. 20-25). The Applicants contend that the Commission's existing regulations adequately provide for performance standards and benchmarks that reflect historical levels of reliability in customer service. (Applicants' Rebuttal Stmt. 6, p. 4). Also, contended the Applicants, existing Commission regulations acknowledge the inherent variability of reliability performance from one year to the next, but the SQI proposed by OCA witness Alexander does not. Establishing a performance standard for reliability in service is premature in Pennsylvania since the Commission's existing regulations are relatively new. Finally, averred the Applicants, to the extent the SQI calculates penalties and does not recognize the possibility of a reward for good or exceptional quality, it is fundamentally unfair.

            MEIUG/PICA urged that, as a condition of merger approval, the Applicants be required not merely to maintain the status quo, but to improve reliability and customer service above and beyond the levels currently required under Pennsylvania law and Commission orders. MEIUG/PICA maintained that GPU should be required to meet the benchmark standards for the GPU "Pennsylvania" jurisdiction, and for at least 75% of GPU's individual twelve operating areas in which it measures and reports performance. MEIUG/PICA further averred that the Applicants should be subject to penalties for failure to satisfy these standards. (MEIUG/PICA M.B., pp. 33-35).

            IBEW/UWUA supported the SQI and noted that the Kansas State Corporation Commission requires that a utility implement a service quality plan as a condition of merger approval that was proposed by the OCA. (IBEW/UWUA M.B., pp. 17-22). Citizen Power and Representative George also supported implementation of the SQI.

      2.    ALJ'S RECOMMENDATIONS

            The ALJ recommended adoption of the OCA's proposed SQI (1) to restore GPU's deteriorated reliability performance; (2) to prevent any slippage in this performance post merger owing to incentives to reduce costs; and (3) to ensure that FirstEnergy's experience will help GPU's troubled call center performance. (R.D., pp. 52-55).

            Specifically, the ALJ noted that the OCA's SQI is designed to ensure that the merger does not result in deterioration in safety, reliability or customer service. It is also designed to ensure that the merged company achieves the improvements in these areas that the Applicants allege the merger will provide. The ALJ also opined that the SQI would guard against the incentives associated with any merger that may result in a reduction in O&M spending or a reduction in reliability and service quality.

            The ALJ did not, however, recommend that the penalties and customer restitution included in the proposed SQI be self-executing. Instead, he recommended that they be considered guides for the Commission's consideration in any complaint brought as a result of the annual SQI report. (R.D., pp. 59-60).

      3.    EXCEPTIONS AND REPLY EXCEPTIONS


                                      xxxii

            The OCA argues that the ALJ correctly recommended adoption of the OCA's proposed SQI. The OCA, however, excepts to the ALJ's recommendation to reject the self-executing penalties and customer restitution which are an integral part of effectuating the SQI. The OCA observes that the drive to produce merger savings and operational efficiencies might put pressure on the merged company to reduce O&M expenses. As a result, concludes the OCA, it is vital that this drive to reduce costs not result in a deterioration of service quality. (OCA Exc., p. 9).

            Citizen Power also excepts to the ALJ's recommendations on the relevant issues, pointing out that the Applicants failed to offer any commitment to assure Pennsylvania customers that the merger would improve reliability and/or customer service. Additionally, Citizen Power excepts to the ALJ's failure to recommend implementation of the financial penalty aspects of the OCA's SQI proposal. Citizen Power opines that the ALJ's finding that the penalty aspects of the proposal should not be self-executing significantly "waters down" the effectiveness of the SQI program, by making the standards therein largely discretionary. (Citizen Power Exc., pp. 19-20).

            The Applicants except to the ALJ's recommendation that a SQI be imposed. The Applicants argue that it is based on speculation, that a merger proceeding is not the proper forum for consideration of performance standards, and that the merged company should not be treated any differently than other EDCs in Pennsylvania. Applicants also aver that the ALJ incorrectly relied upon and mischaracterized various cases addressing SQI in merger proceedings. The Applicants further contend that the condition proposed by the OCA herein is premised upon the unsupported view that reductions in employee levels result in decreased reliability. The Applicants point out that those employees involved in functions that most directly impact reliability are not in the administrative


                                     xxxiii
positions where duplications are most prevalent, and job cuts are most likely. (Applicants Exc., pp. 15-18).

      4.    DISPOSITION

            On review of the statutory and case law, and on review of the evidentiary record herein, we are convinced that implementation of the SQI as modified by the ALJ to eliminate the self-executing penalties and customer restitution, will help to realize the Applicants' claimed merger benefit of improved customer service and reliability. The Code and extensive case law require a demonstration of an affirmative public benefit as a prerequisite to merger approval. We note in this regard that the Applicants have touted improved customer service and reliability as one area, indeed as the primary area, in which the merger will provide the required affirmative benefit, according to the dictates of the City of York, supra. Adoption of the SQI is in furtherance of the Applicants claim that customer service would improve as FirstEnergy and GPU pool their "best practices."

            Furthermore, without the SQI or some other customer service and reliability measurement and enforcement mechanism, the Applicants' claimed public benefit of improved customer service would be illusory. However, we also agree with the ALJ that the penalties and customer restitution included in the proposed SQI need not be self-executing. (R.D., pp. 59-60). Instead, we conclude that the penalty and restitution provisions of the SQI should be considered only as guides for the Commission's consideration in any complaint brought before it as a result of the annual SQI report.

            Accordingly, since we have concluded that addition of the SQI condition is critical before the instant merger may be found to be in the public


                                      xxxiv
interest, the Applicants' Exception on this issue is denied. The OCA's Exception and Citizen Power's Exception are denied, for the reasons outlined above.(10)

H.    MERGER SAVINGS AND EXTENSION OF THE REGULATORY RATE CAPS

            The Applicants did not conduct or provide a detailed synergy study to identify merger savings. (Applicants' Stmt. 1, p. 11; OCA Stmt. 1, p. 34). Instead, the Applicants calculated merger savings based on data regarding reductions in non-generation operating and maintenance costs that generally occur in mergers. Testimony was presented that mergers typically lead to a reduction of five to fifteen percent of non-generation operating and maintenance costs, with the greatest savings achieved in mergers where, as here, utilities with adjoining service areas merge. (OCA Stmt. 1, p.
25). The Applicants opted to assume a five-percent reduction for purposes of the instant merger, resulting in an estimated savings of approximately $150 million for the combined company. (Applicants' Stmt. 1, p. 11).

      1.    POSITIONS OF THE PARTIES

            The Applicants and IBEW/UWUA contended that merger savings should not be passed to ratepayers. They claimed that ratepayers will receive substantial benefit from aspects of the merger that do not include cost savings. In particular, the Applicants claimed that the merger will result in the mitigation of GPU's PLR obligations, and that the value of this mitigation will far exceed the estimated $150 million in cost savings. The Applicants and IBEW/UWUA further alleged that cost savings will ultimately be reflected in rates as they are adjusted in


----------
      (10) We also adopt the ALJ's determination that a merger condition is not necessary with regard to the line crew worker training program propounded by the the future. Under these circumstances, the Applicants and IBEW/ UWUA contended that it was unnecessary to pass cost savings to ratepayers. (M.B., p. 28, 54; Tr. 1149-1152).

            The OCA, the OTS, MEIUG/PICA, Citizen Power, and the CAC maintained that it was proper to pass cost savings to ratepayers. The OTS and the CAC pointed out that Commission precedent supports passing such merger savings to ratepayers. (citing City of York, supra; In Re: DQE, Inc., supra.). The OCA further noted that the record demonstrated that the merger will bring substantial benefits to shareholders and that retention of cost savings will further add to those benefits. In contrast, the record was not clear regarding the benefits ratepayers will receive from the merger. The CAC noted that the lack of evidence provided by the Applicants regarding merger savings also made it impossible to determine if, in fact, cost savings would ultimately be reflected in rates as they are adjusted in the future.

            Under these circumstances, the Parties maintained that it would be inequitable to deny ratepayers the benefit of merger savings. Moreover, given the paucity of evidence regarding merger benefits to anyone other than the shareholders, the Parties contended that unless merger savings were provided to ratepayers, the merger would not affirmatively promote the service, accommodation, convenience or safety of the public in a substantial way as required by City of York, supra. (OCA M.B., pp. 30-32, 53; MEIUG/PICA Stmt. No. 1 - Merger, p. 17; Citizen Power M.B., pp. 55-56).

            Though the OCA, the OTS, MEIUG/PICA, Citizen Power, and the CAC agreed that merger savings should be returned to ratepayers, they differed


--------------------------------------------------------------------------------
Applicant and referenced in the Recommended Decision in relation to reliability and customer service. (R.D., pp. 60-62).


                                      xxxvi
regarding the proper method for doing so. Given the lack of data supplied by the Applicants regarding merger savings, the OCA recommended an extension of the transmission and distribution rate caps for Met-Ed, Penelec, and Penn Power through December 31, 2007. (OCA M.B., pp. 30-32, 53).

            The Applicants opposed the OCA's proposed rate cap extension, contending that Section D.7 of the Restructuring Settlement precluded a challenge to the transmission and distribution rate levels to which Met-Ed and Penelec are subject through December 31, 2004.

            The OTS and MEIUG/PICA maintained that merger savings should be passed through to ratepayers via an immediate reduction in the rates of Met-Ed and Penelec. Citing Popowsky v. Public Utility Commission, 669 A.2d 1029 (Pa. Cmwlth. Ct. 1995) and National Fuel Gas Distribution Corporation v. Public Utility Commission, 464 A.2d 546 (Pa. Cmwlth. Ct. 1983), the OTS maintained that a failure to immediately reduce rates when merger savings were clearly identified would violate the requirement that utility rates be just and reasonable. The OTS proposed reductions to the competitive transition charge (CTC) each ratepayer pays for recovery of stranded costs. Alternatively, the OTS argued for a reduction in the distribution rate, an increase in the CTC collection rate, and maintenance of the existing cap rate. (OTS Stmt. 1-SR, p. 3; OTS M.B., pp. 33-39).

            IBEW/UWUA contended that the recommendations of the OTS and MEIUG/ PICA should be rejected on the basis that a reduction in distribution rates would seriously impede the ability of Met-Ed and Penelec to provide safe and reliable service to the public. (IBEW/UWUA M.B., pp. 5-14, 29-32).


                                     xxxvii

            Citizen Power supported a condition that required GPU to flow back to ratepayers five percent of merger savings (based on the five percent reduction in non-generation operating and maintenance costs estimated by the Applicants), leaving GPU to devise an appropriate mechanism for doing so in consultation with the Parties. (Citizen Power M.B., pp. 55-56).

      2.    ALJ'S RECOMMENDATION

            The ALJ recommended passing merger savings through to ratepayers by an extension of the transmission and distribution rate caps from December 31, 2004, to December 31, 2007. The ALJ reasoned that Commission precedent established that a transmission and distribution rate cap extension was a proper method to flow merger savings to ratepayers where an applicant failed to provide detailed information to the Commission regarding merger savings. (Citing, In Re:
Duquesne, R-00974104; R-00974104C0002-C0004; 89 Pa. PUC 1 (Opinion and Order)
(May 29, 1998) (holding that a rate cap extension was proper where an applicant failed to provide detailed data to the Commission)).

      3.    EXCEPTIONS AND REPLY EXCEPTIONS

            The Applicants except to the ALJ's recommendation that merger savings be returned to ratepayers via an extension of the rate cap on the basis that returning cost savings to ratepayers is unnecessary in this case given that: (a) the value that ratepayers will receive from other aspects of the merger will allegedly exceed the estimated $150 million in cost savings; and (b) cost savings will allegedly be reflected in rates as they are adjusted in the future.

            Alternatively, the Applicants allege that even if it was correct for the ALJ to order merger savings to be shared with ratepayers, the ALJ erred in


                                     xxxviii
utilizing an extension of the rate cap to do so. The Applicants allege that rate issues are not a proper subject of merger proceedings. The Applicants further claim that the extension would be arbitrary because the value of the extension cannot be determined. Finally, the Applicants allege that the extension is unfair because the ALJ failed to include a mechanism by which the Applicants can recoup investments made to obtain the cost savings and other related costs. (Applicants' Exc., pp. 18-19).

            MEIUG/PICA rejoins that Met-Ed's and Penelec's current transmission and distribution revenues support rates of return that exceed the ten percent return on common equity that was determined to be reasonable in the Restructuring proceedings. The extension of the rate cap could perpetuate this condition. Under these circumstances, MEIUG/PICA contends that it would be inequitable to allow recovery of merger-related costs into the rate-making process. Kenneth Springirth asserts that the rate caps were not intended to allow GPU to recover costs or earn a specific return; rather, they were intended to ensure that ratepayers would be no worse off than before restructuring. Accordingly, those Parties contend that the Applicants must not be allowed to recover the costs to achieve the merger as an offset to the return of merger savings to ratepayers. (MEIUG/PICA R.Exc., pp. 9-13; Springirth Letter Exc.).

            The CAC and Citizen Power support the ALJ's conclusion that merger savings should be shared with ratepayers, but except to the use of an extension of the rate cap to do so on the basis that the extension cannot guarantee that ratepayers will be provided with the annual savings of $150 million expected from the merger because the value of the extension cannot be determined. The CAC contends that the ALJ should have accepted its recommendation of an immediate rate reduction in order to ensure a return of 100% of merger savings to ratepayers. (CAC Exc., p. 3). Citizen Power contends that the ALJ should have


                                      xxxix
accepted its recommendation that the Applicants be required to devise an appropriate method by which the savings equal to the five percent reduction in non-generation operating and maintenance costs anticipated from the merger may be returned to ratepayers. (Citizen Power Exc., pp. 17-19).

            The OCA, the OTS, MEIUG/PICA, PennFuture, and Kenneth Springirth support the ALJ's reasoning and recommendation that merger savings be shared with ratepayers via the rate cap extension. MEIUG/PICA further maintains that the record supports the conclusion that the Applicants have significantly understated savings in this case, justifying the rate cap extension as the minimum that must be implemented to ensure that ratepayers receive at least some of the merger savings. (OCA R.Exc., pp. 10-11; OTS R.Exc., pp. 3-5; MEIUG/PICA R.Exc., pp. 9-13; Springirth Letter Exc.; PennFuture R.Exc., pp. 20-21).

      4.    DISPOSITION

            The record before us clearly demonstrates that the merger will provide significant benefits to shareholders. However, the record also demonstrates that a mechanism for passing merger savings through to ratepayers is necessary to ensure that the merger will not bring substantial, affirmative benefits, as required by City of York, supra.

            We conclude that the lack of evidence regarding such issues as the specific role FirstEnergy will play in assisting the Companies, both monetarily and in terms of generation, in meeting their PLR responsibilities, and the quantification of merger savings that would flow to ratepayers makes it impossible, at this point, to approve the disposition of the merger savings. This xl
lack of clarity is all the more pressing when we consider the alleged generation funding shortfall of which GPU Companies complain.

            Accordingly, the disposition of merger savings will be addressed in the collaborative on rate cap issues and the Exceptions of the Parties in this regard are held in abeyance.

I.    COST TO ACHIEVE MERGER/ACQUISITION PREMIUM

      1.    POSITIONS OF THE PARTIES

            Given that the Applicants specifically averred that they would not seek recovery of the acquisition premium from ratepayers, the acquisition premium was treated separately from other costs of acquisition.

            The record established that FirstEnergy will pay an acquisition premium of approximately $1 billion to GPU shareholders. The OCA, MEIUG/PICA, and Citizen Power maintained that in order to ensure that ratepayers were not harmed by a future increase in rates related specifically to the acquisition premium, the Applicants should be directed, as a condition of the merger, not to seek recovery of the acquisition premium from ratepayers. (OCA M.B., pp. 32, 53; MEIUG/PICA M.B., pp. 19, 38-39). Additionally, Citizen Power proposed a requirement that the Applicants credit the portion of the acquisition premium attributable to Met-Ed and Penelec against customer rates to offset remaining stranded cost balances. (Citizen Power M.B., pp. 57-58).

            Regarding other costs to achieve the merger, the OCA asserted that the Applicants should be required, for ratemaking purposes, to expense or amortize these costs over the same transmission and distribution rate cap extension xli
period that the OCA proposed be used to return a share of the merger savings to ratepayers. (OCA M.B., pp. 32-33). MEIUG/PICA, on the other hand, advocated a directive prohibiting the Applicants' from recovering costs to achieve from ratepayers, directly or indirectly, now or in the future. (MEIUG/PICA M.B., pp. 19-20).

            The Applicants asserted that none of the above conditions were necessary. The Applicants argued that their promise not to seek recovery of any acquisition premium from their utility customers, as embodied in the testimony of Richard Marsh, FirstEnergy's Chief Financial Officer, was sufficient, by itself, to protect ratepayers from a future increase in rates related to the acquisition premium.

            The Applicants further argued that costs to achieve the merger would not impact current customer rates because: (1) the Applicants did not intend to include merger-related costs in excess of merger-related savings as part of GPU's cost of service for ratemaking purposes; and (2) even if the Applicants decided to include merger-related costs in the rate-making process (for example, in response to a requirement that rates be reset to include a specific measure of estimated savings), the rate caps currently in place would sufficiently protect ratepayers' interests. (Applicants' M.B. pp. 29, 55).


                                      xlii

      2.    ALJ'S RECOMMENDATION

            The ALJ concluded that if rates were increased to allow the merged company to appropriate from Pennsylvania ratepayers its costs to achieve the merger, including its acquisition costs, the merger would detract from the service, accommodation, convenience or safety of the public in a substantial way, in violation of the standard set forth in City of York, supra. As a result, the ALJ concluded that the merger could only be approved if conditions were established that were capable of preventing such an outcome.

            Accordingly, the ALJ recommended an ordering paragraph directing that the Applicants not seek to recover the acquisition premium from Pennsylvania ratepayers. Additionally, the ALJ recommended that the Applicants be required to expense or amortize the costs to achieve the merger over the same transmission and distribution rate cap extension that OCA proposed be used to return a share of the merger savings to ratepayers. According to the ALJ, the latter condition was necessary to prevent the Applicants from attempting to include the costs to achieve the merger in rate-making proceedings after the expiration of the rate cap.

      3.    EXCEPTIONS AND REPLY EXCEPTIONS

            Citizen Power excepts to the ALJ's failure to adopt its recommendation that the acquisition premium be used to offset stranded costs. Citizen Power contends that it is inequitable to allow shareholders to recover stranded cost payments from ratepayers on the theory that the value of their assets cannot be recovered in the marketplace at the same time that the shareholders are receiving an acquisition premium that represents an above-market payment for the value of those same assets. (Citizen Power Exc., pp. 20-21).


                                      xliii

            The Applicants except to the ALJ's requirement that the costs to achieve the merger be written off. According to the Applicants, given the fact that the ALJ recommended that merger savings be shared with ratepayers through the extension of the transmission and distribution rate cap, the ALJ should also have recommended that the Applicants be allowed to include the costs to achieve the merger as part of GPU's cost of service for ratemaking purposes. (Applicants' Exc., p. 19).

      4.    DISPOSITION

            We agree with and shall adopt herein the ALJ's recommendations that the merger include: (1) a condition that the acquisition premium associated with the merger not be recovered from the ratepayers of Met-Ed, Penelec, or Penn Power; and (2) a condition that the Applicants be required to expense or amortize the costs to achieve the merger over the same transmission and distribution rate cap extension period that the OCA proposed be used to return a share of the merger savings to ratepayers. These conditions will sufficiently ensure that the merger will affirmatively promote the service, accommodation, convenience or safety of the public in a substantial manner, as required by City of York, supra.

            Regarding the Exceptions of Citizen Power, we find no support in the record for the proposition that utilizing the acquisition premium to offset stranded costs is either necessary to satisfy the standard established by City of York, or desirable under the circumstances of this case. Accordingly, we will deny the Exceptions of Citizen Power.

            Regarding the Exceptions of the Applicants, we note that the issue of the disposition of merger savings has been held in abeyance and will be addressed in the collaborative on rate cap issues.


                                      xliv

            Accordingly, we will deny the Exceptions of the Applicants relative to this issue.

J.    NUCLEAR/FOSSIL COST ISSUES

            GPU, which has divested itself of its generating assets, is merging with a company which owns substantial nuclear and fossil generating stations.

      1.    POSITIONS OF PARTIES

            The OCA maintained that the nuclear and fossil generating stations represented substantial risks to the service, accommodation, convenience or safety of the public. In support of this contention, the OCA pointed to the risk: (1) of extended outages, as well as liability for increasing decommissioning costs from the nuclear units; and (2) liability for substantial capital expenditures related to compliance with environmental rules and litigation brought by state attorneys general in New York and Connecticut and the U.S. Department of Justice from the fossil units. (OCA Stmt. 1, pp. 28-30; OCA M.B., pp. 33-34).

            To ensure that the service, accommodation, convenience or safety of the public will not be adversely affected by costs and liabilities associated with FirstEnergy's nuclear and fossil generating stations, the OCA recommended as follows: (1) that GPU ratepayers should be responsible only for those nuclear costs and obligations that remained for GPU customers at the conclusion of the sale of the GPU assets and Penn Power ratepayers should not be responsible for any nuclear costs or obligations of GPU; and (2) there should be an unambiguous condition that the merged company would not divert capital budgeted to support programs at any of the Pennsylvania distribution companies to address problems at xlv
a nuclear facility or other generating facilities. (OCA Stmt. 1, pp. 52-53; OCA M.B., pp. 33-34, 54).

            The Applicants asserted that the foregoing conditions were unnecessary on the basis that these costs would allegedly be limited or prohibited through the normal ratemaking process. According to the Applicants, the recovery of decommissioning costs was already established in rates for all of the GPU and FirstEnergy electric utilities. The Applicants further asserted decommissioning costs, the related generating plants themselves, and the costs associated with them that were part of each utility's cost of service would not be changed or reallocated in the future without the express authorization of the appropriate regulatory commission. (Applicants' Rebuttal Stmt. 1, p. 12; Applicants' M.B., p. 29).

      2.    ALJ'S RECOMMENDATION

            The ALJ concluded that if the merged company were able to foist the costs of FirstEnergy's nuclear and fossil fuel generating stations onto Pennsylvania ratepayers, the merger would detract from the service, accommodation, convenience or safety of the public in a substantial way, in violation of the standard set forth in City of York, supra. In this event, the merger would not be in the public interest because it would introduce significant and unreasonable risks to Pennsylvania consumers. As a result, the ALJ recommended that the merger be approved only if there is some guarantee that the costs of FirstEnergy's nuclear and fossil fuel generating stations will not be passed onto Pennsylvania ratepayers.

            The ALJ opined that while the normal ratemaking process might limit or prohibit the merged company from placing the risks of FirstEnergy's nuclear and fossil plants on the Pennsylvania ratepayers, there was no guarantee xlvi
that the ratemaking process would do so. On the other hand, the ALJ concluded that the OCA's conditions were capable of guaranteeing that Pennsylvania ratepayers were protected from this harm. Therefore, the ALJ recommended that the OCA's conditions be adopted.

      3.    EXCEPTIONS AND REPLY EXCEPTIONS

            The Applicants except to the ALJ's recommendation on the basis that it is too broad and needs to be clarified. The Applicants assert that if there is no clarification, GPU will be prevented from charging purchased power costs that include any recovery of nuclear costs or obligations to ratepayers. Further, the Applicants repeat their belief that the normal ratemaking process provides sufficient protections to Pennsylvania ratepayers, rendering the conditions recommended by the ALJ unnecessary. Finally, the Applicants contend that a condition that would prohibit diversion of capital from regulated operations to unregulated generation operations constitutes an impermissible attempt to micromanage the merged parent company's budgeting activities. (Applicants' Exc., pp. 19-20).

            The OCA supports the ALJ's recommendation. Nevertheless, it does not oppose a clarification to the effect that GPU is not prevented from paying for any nuclear costs or obligations in its purchases, so long as the price paid is consistent with the rate caps, and after the rate cap period, is consistent with the statutory PLR price. (OCA R.Exc., pp. 11-12).

      4.    DISPOSITION

            It is clear that if the merged company is able to transfer the costs of FirstEnergy's nuclear and fossil fuel generating stations from its unregulated xlvii
customers to Pennsylvania ratepayers, the merger will detract from the service, accommodation, convenience or safety of the public in a substantial way, in violation of the standard set forth in City of York, supra. Therefore, the Applicants must provide a guarantee that this will not occur before we will allow the merger to go forward.

            Given the substantial public interest involved, the Applicants have not persuaded us that the normal ratemaking process is capable of providing this guarantee. Rather, we agree with the ALJ that a directive that the nuclear costs or obligations of FirstEnergy shall not be charged to the ratepayers of Met-Ed and Penelec is necessary. Accordingly, we will adopt the recommendation of the ALJ.

            We note that in adopting this condition, we are not attempting to impermissibly "micro-manage" the merged company, as argued by the Applicants. Rather, we are seeking to ensure that Pennsylvania and its consumers realize substantial, affirmative benefits as a result of the merger, as we are statutorily required to do.

            As stated previously, we may approve mergers only in those cases where applicants have demonstrated, by a preponderance of the evidence, that their merger will affirmatively promote the service, accommodation, convenience or safety of the public in a substantial manner. In cases in which a merger, as proposed, does not allow the applicants to sustain their burden, we may approve the merger only if we are able to devise just and reasonable conditions that will allow the applicants to sustain their burden. The condition proposed in this instance accomplishes this objective. Therefore, it is our statutory duty to impose this condition, or to deny the merger. The Applicants' argument that imposition of this condition was somehow improper or in violation of a common law duty to refrain from micromanagement is, therefore, without merit.


                                     xlviii

            Finally, we note that it was not the intention of the ALJ to preclude GPU from recovery of purchased power costs that include costs related to nuclear generation so long as the costs incurred by GPU are consistent with the rate caps or the statutory PLR price. Moreover, protection of the public interest does not require such a preclusion. Therefore, we will grant the Applicants' request that we so clarify our condition.

            Accordingly, we will deny in part, and grant in part the Applicants' Exception relative to this issue.

K. RESTRICTIONS ON INTER-COMPANY FINANCIAL/CREDIT ARRANGEMENTS AND AFFILIATE TRANSACTIONS

      1.    POSITIONS OF PARTIES

            The OCA contended that the Applicants failed to present details regarding the structure and operation of the merged company sufficient to establish that the public interest would not be harmed as a result of the merger. Due to this alleged lack of necessary detail, the OCA asserted that we should adopt certain of its proposed conditions regarding the merged company's financial and credit structure and affiliate transactions. (OCA Stmt. 1, p. 6; OCA M.B., pp. 34-35). Specifically, the OCA asserted that to bring about the merger, the Applicants would incur an increased level of debt from the external financing of the merger. If increased capital costs resulted from the increased level of debt, the OCA hypothesized that this could ultimately lead to increased rates for GPU ratepayers. (OCA Stmt. 1, p. 27). The OCA asserted that to prevent this outcome, it is necessary to impose certain restrictions on the merged company's ability to structure its inter-company financial and credit transactions.


                                      xlix

            The Applicants maintained that the conditions recommended by the OCA were unnecessary because the record established that the FirstEnergy corporate structure following the merger would be consistent with the pre-existing GPU corporate structure. FirstEnergy would become a registered public utility holding company under the Public Utility Holding Company Act of 1935. Therefore, Met-Ed and Penelec would continue to function as operating utility companies under a holding company structure subject to the same rules and regulations regarding financial and affiliate arrangements that were applicable to GPU (the current registered holding company for Met-Ed and Penelec). According to the Applicants, these rules and regulations were sufficient to protect the public interest. (Applicants' Stmt. 1, p. 6; Applicants' M.B., pp. 30-31).

      2.    ALJ'S RECOMMENDATION

            In regard to inter-company financial and credit transactions, the ALJ noted that such transactions were already subject to the prior approval of the SEC under the Public Utility Holding Company Act and/or Commission authority under the Code. The ALJ further observed that the record established that almost all of Met-Ed's and Penelec's utility properties were subject to the liens of their first mortgage bond indentures. Therefore, as a practical matter, they were currently incapable of pledging that property. (Applicant's Rebuttal Stmt. 2, pp. 4-5).

            In regard to affiliate transactions, the ALJ noted that as part of base rate proceedings, costs for shared services have historically been scrutinized by the Commission. Furthermore, he observed that this Commission has reviewed and approved amendments to the activities and transactions between utility affiliates under Section 2102 of the Code, 66 Pa. C.S. Section 2102, (requiring arrangements


                                        l
among affiliated interests to be filed and approved) and Section 1102 of the Code, 66 Pa. C.S. Section 1102.

            Accordingly, the ALJ determined that the conditions proposed by the OCA were not necessary to ensure that the merger would affirmatively promote the service, accommodation, convenience or safety of the public in a substantial manner. Accordingly, he recommended that the OCA's proposed conditions be rejected.

      3.    EXCEPTIONS AND REPLY EXCEPTIONS

            The OCA excepts to the ALJ's failure to impose its recommended conditions on the basis that the record allegedly fails to establish that the merged company's financial, credit, and affiliate transactions will be subject to either SEC or Commission regulation. The OCA further asserts that its conditions are necessary because, even if such transactions are subject to Commission regulation, GPU will not undergo base rate scrutiny until 2007. (OCA Exc., pp. 9-10).

      4.    DISPOSITION

            Preliminarily, we note that the conditions recommended by the OCA would be appropriate only if the absence of these conditions prevents the merger from affirmatively promoting the service, accommodation, convenience or safety of the public in a substantial manner. (City of York, supra.). In this instance, we are not persuaded that the absence of the conditions recommended by OCA prevents the merger from conforming with the City of York standard.

            The record establishes that following the merger, FirstEnergy will replace GPU as the registered public utility holding company for Met-Ed and Penelec. As a consequence, Met-Ed and li

Penelec will continue to function under a holding company structure subject to the same rules and regulations regarding financial and affiliate transactions that were applicable prior to the merger. (Applicants' Stmt. 1, p. 6; Applicants' M.B., pp. 30-31). Under these circumstances, there is no basis for concluding that the merged company's new structure will subject the public to a potential harm that is substantially different than that to which the public interest was subjected under the old structure.

            As a consequence, given the fact that the merger of the GPU Companies is desirable from several standpoints, and that the conditions that we adopt in other sections of this Opinion and Order ensure that the merger will affirmatively promote the service, accommodation, convenience or safety of the public in a substantial manner, we conclude that there is no basis for requiring the instant OCA-proposed condition.

            Accordingly, we will deny the Exceptions of the OCA relative to this issue.

L.    JURISDICTIONAL ISSUES (SEC PREEMPTION)

      1.    POSITION OF THE PARTIES

            The OCA contended that the Applicants' failure to present details regarding the structure and operation of the merged company, combined with the fact that the merged company would be a registered holding company subject to SEC requirements, raised the possibility that the merged company would seek to evade this Commission's jurisdiction by structuring itself so that it could claim federal preemption. (OCA M.B., p. 34). As a result, the OCA asserted that certain conditions proposed by it were required to ensure that the merger would be lii
capable of affirmatively promoting the service, accommodation, convenience or safety of the public in a substantial manner.

            The Applicants maintained that the conditions recommended by the OCA were unnecessary because Met-Ed and Penelec would continue to function as operating utility companies under a holding company structure subject to the same rules and regulations that were applicable prior to the merger. According to the Applicants, these rules and regulations were sufficient to protect the public interest. Additionally, the Applicants asserted that this Commission had no statutory authority to condition the merger on acceptance of these conditions. (Applicants' Stmt. 1, p. 6; M.B., pp. 29-31).

      2.    ALJ'S RECOMMENDATION

            The ALJ concluded that the ability of the merged company to structure itself in a manner so as to evade regulation by this Commission would prevent the merger from affirmatively promoting the service, accommodation, convenience or safety of the public in a substantial manner, as required by City of York, supra. Therefore, the ALJ recommended that the merger be approved only if protections were provided that prevented the above scenario from occurring. Accordingly, he recommended that the conditions advocated by the OCA be adopted.

      3.    EXCEPTIONS AND REPLY EXCEPTIONS

            The Applicants except to this recommendation, arguing that the Commission would, by adoption, impermissibly expand its jurisdiction beyond its statutory mandate. Also, Applicants contend that they would be forced to concede a jurisdictional issue in order to obtain a Certificate of Public Convenience.


                                      liii

            In reply to this Exception, the OCA rejoins that the proposed conditions do not extend this Commission's jurisdiction, rather, they merely clarify that the Applicants will not seek to limit this Commission's regulatory jurisdiction through corporate structures or SEC regulation. The OCA further notes that the Applicants were required to give this assurance to FERC to receive merger approval. (citing In re: Ohio Edison, 94 FERC PARAGRAPH. 61,291, slip op. pp. 13-14 (March 15, 2001)). (OCA R.Exc., pp. 12-13).

      4.    DISPOSITION

            As we observed in our previous discussion of inter-company financial, credit and affiliate transactions, there is no basis for concluding that the merged company's new structure will subject the public interest to a harm that is substantially different than that to which the public interest was subjected under the old structure. This is true so long as we assume that Met-Ed and Penelec will continue to function under a holding company structure subject to the same rules and regulations that were applicable prior to the merger.

            However, we note that if the merged company is given the ability to structure itself in a manner so as to evade regulation by this Commission, Met-Ed and Penelec will not continue to function under the same rules and regulations that were applicable prior to the merger. Therefore, it follows that if the merged company is allowed to structure itself in a manner that will provide it with a federal preemption, the merger will subject the public to a potential harm that is substantially different from that to which the public interest was subjected under the old structure - namely the removal of this Commission's protections.


                                       liv

            We believe that it is axiomatic that removal of this Commission's protections as a result of the merger will prevent the merger from affirmatively promoting the service, accommodation, convenience or safety of the public in a substantial manner, as required by City of York, supra. Because the Applicants have not established that the merger, as proposed, will prevent the merged company from evading our jurisdiction, we conclude that we are statutorily authorized to approve the instant merger only if we are able to devise just and reasonable conditions that will prevent the merged company from eluding our jurisdiction.

            Under these circumstances, we conclude that in order to comply with the standard set forth in City of York, supra., the merged company must agree to the following conditions: (1) that it will not assert a defense that an SEC determination preempts this Commission's jurisdiction; and (2) that it will adhere to Chapters 11 and 21 of the Code in the same manner as the existing obligations of Met-Ed and Penelec. We note that the merged company's compliance in this regard will not serve to expand our authority beyond our statutory mandate, rather, it ensures that we will be able to protect the interests of this Commonwealth, as we are required to do under the Code.

            Accordingly, we will deny the Applicants' Exceptions on this issue, and adopt the relevant conditions as recommended by the ALJ.

M.    INTER-COMPANY PENSION FUNDS (11)

      1.    POSITIONS OF THE PARTIES


----------
      (11) We note that this issue is further addressed in, and modified by, our subsequent determinations in the PLR proceeding, to be issued under separate Opinion and Order. 12 We note that this issue is further addressed in, and modified by, our subsequent determinations in the PLR proceeding, to be issued under separate Opinion and Order.


                                       lv

            MEIUG/PICA and IBEW/UWUA asserted the that pension overfunding allowed GPU to recognize pension income, rather than pension expense, in its transmission and distribution revenue requirement. As a result, they maintained that a transfer or withdrawal of the pension overfunding from GPU would increase GPU's revenue requirements for pension funding in GPU's next distribution rate proceeding, allowing FirstEnergy to benefit its non-regulated customers to the detriment of Pennsylvania ratepayers. They further maintained that a consolidation of GPU's pension overfunding would similarly allow FirstEnergy to transfer merger-related pension obligations from its non-regulated entities to Pennsylvania ratepayers. Consequently, MEIUG/PICA and IBEW/UWUA contended that FirstEnergy should be prohibited from transferring, consolidating, or withdrawing GPU's pension overfunding. (MEIUG/PICA Stmt. 1S - Merger, pp. 6-8; MEIUG/PICA M.B., pp. 42-43; IBEW/UWUA M.B., pp. 33-34).

            The Applicants contended that such a condition was unnecessary because: (1) no evidence was presented that FirstEnergy intended to raid GPU's pension plan; and (2) federal law placed stringent conditions on a plan sponsor's ability to access pension plan funds. (Applicant's Rebuttal Stmt. 2., pp. 9-13).

      2.    ALJ'S RECOMMENDATION

            Based on the evidence presented, the ALJ concluded that the transfer, consolidation or withdrawal of GPU's overfunding as a result of the merger would detract from the service, accommodation, convenience or safety of the public in a substantial way, in violation of the standard set forth in City of York, supra. As a result, the ALJ recommended that the merger be approved only if Pennsylvania ratepayers were provided a guarantee that the overfunding would not be transferred, consolidated, or withdrawn.


                                       lvi

            The ALJ noted that evidence was entered into the record that, although difficult, it was possible under federal law to combine and restructure pension trust funds within a consolidated group. Consequently, he concluded that federal law could not prevent FirstEnergy from shifting the pension burdens of its non-regulated affiliates onto the ratepayers of Met-Ed and Penelec. (MEIUG/PICA Stmt. 1S - Merger, pp. 6-7; Applicants' Rebuttal Stmt. 2, p. 12).

            Accordingly, first the ALJ recommended that the merged company be directed to not (a) transfer the regulated pension fund assets of Met-Ed or Penelec to FirstEnergy; (b) commingle the regulated pension fund assets of Met-Ed or Penelec with those of FirstEnergy; or (c) withdraw the excess pension funding of Met-Ed or Penelec. Second, he recommended that the merged company be required to establish separate pension trust funds for its regulated companies and place in each fund the company's pension assets and obligations as they existed at the time of the merger, subject to review of the Parties to the merger proceeding. Finally, the ALJ recommended that the merged company be prohibited from allowing additional pension fund obligations or costs incurred in conjunction with the merger to diminish the value of the excess pension funding as it existed at the time of the merger.

      3.    EXCEPTIONS AND REPLY EXCEPTIONS

            The Applicants except to the ALJ's recommendation on the basis that it is not necessary to place any conditions on the transfer, consolidation, or withdrawal of pension overfunding because: (1) there allegedly has been no credible or probative evidence showing that rates are, or will be adversely affected by combining pension fund assets and (2) federal law allegedly protects the interests of GPU and Pennsylvania ratepayers in this case. The Applicants further lvii
allege that this Commission has no authority to condition the merger on acceptance of this condition because: (1) this Commission may not adversely impact FirstEnergy's management prerogatives and (2) the Commission may address pension funds only in the context of its ratemaking function.

            Finally, the Applicants allege that the condition requiring FirstEnergy to establish separate pension trust funds for its regulated companies would constitute a detriment to employee participants because: (1) segregated assets must be invested separately, leading to a slower growth rate than that which could be accomplished through pooling the funds of all affiliates; and (2) maintaining separate funds will likely increase the cost of fund administration. (Applicants' Exc., pp. 6-10).

            MEIUG/PICA reiterates that a merger condition limiting the Applicants' use of significant GPU pension overfunding is necessary to protect the public interest. (MEIUG/PICA R.Exc., pp. 3-7).

      4.    DISPOSITION

            We note that credible evidence was presented that, as a result of significant overfunding, GPU recognizes pension income, rather than pension expense, in its transmission and distribution revenue requirement. (Tr. 765). As GPU's pension overfunding increases, GPU's need to fund its pension funds decreases. We also note that if the pension overfunding is diminished, GPU's revenue requirements for pension funding will increase, which will, in turn, be reflected in GPU's next distribution rate proceeding. (MEIUG/PICA Stmt. 1 - Merger, pp. 7, 26).


                                      lviii

            Therefore, we conclude that the conditions recommended by the ALJ will guarantee that FirstEnergy will not be able to utilize the pension overfunding in a manner detrimental to Pennsylvania ratepayers. Accordingly, we will adopt these conditions.

            We will deny the Applicants' Exceptions relative to this issue.

N.    ACCESS TO BOOKS AND RECORDS

      1.    POSITIONS OF THE PARTIES

            The OCA contended that following the merger, it was possible that the records of the merged companies would be stored in locations outside of Pennsylvania, making it more difficult for Commonwealth agencies to access them, which, in turn, would hamper regulatory oversight of the merged corporation. The OCA claimed that as a result of this possibility, conditions should be imposed on the merged company. (OCA M.B., pp. 57-58).

            The Applicants maintained that the proposed conditions were unnecessary. The Applicants observed that the fact Met-Ed and Penelec were subsidiaries of GPU, which had its headquarters in another state, had not precluded access by this Commission or other parties to any documents needed for regulatory review or action, wherever the physical location of those documents. (Applicants' M.B., p. 60).


                                       lix

      2.    ALJ'S RECOMMENDATION

            The ALJ concluded that the conditions proposed by OCA were not necessary to ensure that the merger would affirmatively promote the service, accommodation, convenience or safety of the public in a substantial manner. Accordingly, he recommended that the conditions not be adopted.

      3.    EXCEPTIONS AND REPLY EXCEPTIONS

            The OCA excepts to the ALJ's failure to adopt its recommended conditions on the basis that the Applicants' failure to present specific details regarding the structure and operation of the merged company, particularly its plans for its offices in Pennsylvania, would weigh against a conclusion that the merged company's records will be accessible by Commonwealth agencies. (OCA Exc., pp. 9-10).

      4.    DISPOSITION

            We note that we are statutorily authorized to adopt the conditions recommended by the OCA only if the absence of these conditions prevents the merger from affirmatively promoting the service, accommodation, convenience or safety of the public in a substantial manner. (City of York, supra.). We are not persuaded that the absence of the conditions recommended by the OCA in this instance prevents the merger from conforming with the City of York standard.

            It is well-established that, pursuant to Sections 505 and 506 of the Code, 66 Pa. C.S. Sections 505, 506, a public utility has an absolute statutory obligation to cooperate in any Commission inspection, examination, inquiry, or investigation and that this duty includes the obligation to respond to requests for data. See, e.g., lx

PUC v. Wilbar Realty, Co., Inc., 1998 Pa. PUC Lexis 84 (Opinion and Order) (January 16, 1998); In re: Section 506 Request of the United Telephone Company of Pennsylvania, 1995 Pa. PUC Lexis 11 (Order and Opinion) (April 5, 1995); In re: Section 516 Management Audit of Bell-Atlantic Pennsylvania, 1994 Pa. PUC Lexis 79 (Opinion and Order) (December 16, 1994); In re: Revision to Chapters 1, 3, and 5 of Title 52 of the Pennsylvania Code Pertaining to Practice and Procedure Before the Commission, 1988 Pa. PUC Lexis 372 (Opinion and Order) (August 5, 1988).

            Accordingly, we conclude that this statutory obligation adequately protects the public interest in ensuring access to the records of the merged company. Accordingly, we will deny the OCA's Exceptions relative to this issue.

O.    PENNSYLVANIA PRESENCE

      1.    POSITIONS OF THE PARTIES

            To preserve the benefit of GPU's participation and presence in the communities in which it serves, the OCA recommended that the Commission ensure that the Applicants will maintain levels of community support consistent with their past practices. The OCA also wishes to ensure that the Applicants will retain a headquarters in Pennsylvania, with an appropriate level of management employees at this headquarters.


                                       lxi

         2.       ALJ RECOMMENDATION

                  The ALJ found the OCA's proposed condition to be reasonable and he recommended that we adopt it. (R.D., p. 83).

         3.       EXCEPTIONS AND REPLY EXCEPTIONS

                  The Applicants except to the ALJ's recommendation that the merger be conditioned on their commitment to maintain levels of community support consistent with the past practices of GPU. The Applicants also seek clarification of the condition regarding the retention of a headquarters in Pennsylvania. The Applicants contend that these conditions are vague and moreover, inappropriate, as they address wholly discretionary matters and are not indicative of any merger flaw.

                  The Applicants first argue that community support is a purely discretionary activity and is not subject to Commission regulation. Nonetheless, the Applicants aver that FirstEnergy intends to maintain the levels of charitable commitments of GPU for at least the next three years. The Applicants note that although FirstEnergy's corporate headquarters are to remain in Akron, Ohio, both FirstEnergy and GPU have individually implemented a corporate structure that places management authority, decision-making, and accountability at the regional level to ensure that the needs of their customers will be met. (Applicants' Exc., pp. 22-24).

                  In its Reply Exceptions, the OCA rejoins that the merger could negatively impact the local communities served by GPU if the company changes its present commitments or presence. The OCA argues that although the Applicants indicated that steps would be taken to ensure continuing community lxii
support, a condition to that effect must be added to the Merger Agreement in order to guarantee that Pennsylvania's communities will bear no risk. The OCA clarifies its request regarding the Applicants' corporate headquarters by stating that it does not object to a modification of this condition so as to change the term "corporate headquarters" to "regional offices," because it was not the OCA's intention to suggest that the Applicants relocate their corporate headquarters. (OCA R. Exc., p. 13).

         4.       DISPOSITION

                  We disagree with the Applicants' position that the Commission has no authority to impose the aforementioned conditions on this merger. (See City of York, supra.). Moreover, the benefits and detriments of a merger will be measured under the public interest test as they impact on "all affected parties." Middletown Twp., supra.

                  We note that, regarding the instant issue, a change in the merged company's community support and intrastate managerial presence would likely have a negative impact on Pennsylvania ratepayers and on the communities served by GPU. We therefore conclude that in order to protect the public interest, the merged company shall maintain at least the current GPU level of community support programs for the three years following the merger. Furthermore, noting the congruity of the Applicants and the OCA on the issue of retaining headquarters in Pennsylvania, we direct that the merged company will retain regional offices, with an appropriate level of management employees, in Pennsylvania.

                  Accordingly, the Applicant's Exception on this issue is denied.

                                      lxiii

P.       PENNSYLVANIA ECONOMIC DEVELOPMENT

         1.       POSITIONS OF THE PARTIES

                  GPU developed a number of programs designed to attract commercial enterprises to Pennsylvania and recently won awards from the American Economic Development Council and the Northeastern Economic Developers Association for its economic development initiatives. The OCA noted that the Applicants have not indicated what their intentions are in respect to these programs and initiatives. The OCA averred that without a commitment to these programs, Pennsylvania could be harmed by the merger. The OCA recommended that the Commission require GPU to sustain at least its current levels of economic initiatives. (OCA Stmt. 1, p. 51, OCA M.B., pp. 37-38, 59).

         2.       ALJ RECOMMENDATION

                  The ALJ concluded that economic development in the GPU territory benefits its customers, Pennsylvania's economy, and GPU. The ALJ recommended that the merged company be directed to maintain at least the current GPU level of economic development initiatives for the three years following the merger, and, thereafter, that GPU be directed to maintain a level of economic development comparable to its economic development efforts in Ohio. (R.D., pp. 84-85).

         3.       EXCEPTIONS AND REPLY EXCEPTIONS

                  The Applicants except to the ALJ's recommendation of the merger condition requiring the merged company to maintain GPU's current levels of economic development. The Applicants contend that economic development lxiv
programs are clearly within the discretion of the company as they depend on the financial health of the company. (Applicants' Exc., pp. 25-26).

                  In its Reply Exceptions, the OCA reiterates that a diminution of economic development initiatives by the merged company could harm Pennsylvania. The OCA notes that the ALJ's recommendation that the merged company maintain economic development in Pennsylvania does not address the merged company's economic development initiatives in terms of dollar amounts, but, instead, addresses the level of effort to be exerted by the company. (OCA
R. Exc., p. 14).

         4.       DISPOSITION

                  We disagree with the Applicants' position that the level of the merged company's economic development initiatives post-merger is wholly within the company's discretion. As previously stated, pursuant to the holding in City of York, supra, the Applicants, as the proponents of this merger, have the burden of proving that the merger will affirmatively promote the public interest. If GPU's economic development initiatives are reduced as a result of this merger, the merger could be a significant detriment to Pennsylvania.

                  Therefore, in order to ensure that critical economic development is not transferred out-of-state, we will direct that the merged company maintain at least the current GPU level of economic development initiatives for the three years following the merger. We believe that this condition sufficiently protects the public interest without unduly encroaching upon the company's corporate discretion.

                                       lxv

Q.       EMPLOYEE ISSUES(12)

         1.       POSITIONS OF THE PARTIES

                  The Applicants asserted that the merger will offer expanded opportunities to GPU employees for career advancement and professional growth. FirstEnergy pledged to honor the terms of all existing GPU union contracts and reiterated its commitment to ongoing employee safety training and the training of a skilled electrical workforce in GPU's service territory. (Applicants' Stmt. 1, pp. 9-10) (Applicants' Rebuttal Stmt. 1, pp. 6-7).

                  GPU's Pennsylvania unions expressed their approval of the merger. The unions, however, urged that the merger not be approved unless the Applicants provide a detailed list of job cuts by company, function, and job title, and that the Applicants specify how any employment reduction will be achieved. (IBEW/UWUA, Exh. No. 4; Tr., p. 1407) (IBEW/UWUA M.B., pp. 15, 34).

                  The OCA averred that without a detailed synergies study by the Applicants, the Commission is unable to determine the impact of the merger on employees and jobs in Pennsylvania. The OCA recommended that the following conditions be imposed so that the Commission can determine the need for programs such as outplacement services and educational/retraining reimbursement to mitigate the effects of job losses, or else to determine whether involuntary layoffs should be prohibited during a specified period after completion of the merger:

------------------
         (12) We note that this issue is further addressed in, and modified by, our subsequent determinations in the PLR proceeding, to be issued under separate Opinion and Order.

                                      lxvi

         - A clear statement of the Applicants' plans prior to the issuance of a final decision, specifically, their plans to achieve the projected labor costs savings.

         - A detailed list of job cuts by company, by function, and by job title to enable the Commission to determine whether Pennsylvania will bear a disproportionate share of job cuts

         - Notice of how job cuts will be achieved; i.e. layoffs, early retirement programs, or attrition.

(OCA Stmt. 1, p. 35).

         2.       ALJ RECOMMENDATION

                  The ALJ recommended the adoption of the OCA's proposal without the condition that the Applicants submit their plans for job cuts to the Commission before the issuance of a final order. The ALJ found a pre-order condition to be impractical and instead recommended that the Applicants be directed to submit their plans for job cuts to the Commission within thirty days of the entry of the final order. (R.D., p. 87).

         3.       EXCEPTIONS AND REPLY EXCEPTIONS

                  The Applicants except to the ALJ's recommendation requiring them to file a detailed plan, within sixty days of any Commission order, describing their projected labor cost savings, describing how the job cuts will be achieved, and listing job cuts by company.(13) The Applicants argue that such measures are not necessary to remedy any known or potential merger risk and would place the Commission in the role of a "super board of directors". The Applicants further

------------------
         (13) The ALJ recommended that the Applicants file this plan within thirty days. (R.D., p. 87).

                                     lxvii
argue that because there has been no evidence indicating a demonstrative harm or reasonable potential for harm, this condition is unreasonable, and that imposition of this condition would be beyond the Commission's lawful authority. (Applicants' Exc., pp. 10-13).

                  In its Reply Exceptions, the OCA rejoins that the ALJ's recommendation is reasonable given the evidence of record, and should be adopted. The OCA states that without a detailed synergies study that identifies where merger savings will be realized, it is impossible to assess the impact that the merger will have on system reliability and on Pennsylvania's economy due to job losses. (OCA R. Exc., pp. 5-6).

         4.       DISPOSITION

                  After consideration of this issue, we direct that within sixty days of the effective date of the merger, the merged company shall file a detailed plan of how it will achieve projected labor cost savings. The plan shall also include a detailed list of job cuts by company, by function, and by job title. This will allow us to determine whether Pennsylvania would bear a disproportionate share of job cuts. The plan shall specify how the job cuts will be achieved, through layoffs, early retirement programs, or attrition. The plan shall include detailed information concerning any programs that the merged company will use to minimize the impact of any work force reductions on their employees, including, but not limited to, the provision of outplacement services, educational or retraining reimbursement, early retirement, and severance benefits.

                  The above enunciated conditions are not an attempt to manage the utility, rather they are a means of ensuring that the merger meets the criteria for lxviii
protecting the public interest set forth by the Pennsylvania Supreme Court in City of York, supra.

                  Accordingly, the Applicants' Exception on this issue is denied.

R.       ENVIRONMENTAL ISSUES - DEMAND SIDE & RENEWABLE ENERGY

         1.       POSITIONS OF THE PARTIES

                  The Applicants averred that they are pursuing the following demand side/renewable energy initiatives:

                  - GPU pilot programs that include installation of photovoltaic and solar water heating systems in low-income housing.

                  - Met-Ed and Penelec tariff provisions to promote the use of renewable energy and compensate customers for monthly deliveries of energy to the Companies.

                  - Met-Ed and Penelec Sustainable Energy Funds with $12.1 million in initial funding and an ongoing credit of .01 cents per kWh beginning on January 1, 2005. Disbursements promote the development and use of renewable/clean energy technologies, energy conservation/efficiency, sustainable energy business and service territory projects to improve the environment.

(Applicants' M.B., pp. 35-36).

                  The CAC asserted that any approval of the merger should contain provisions for the development of renewable energy sources. The CAC submitted that the merger should be conditioned on the Applicants' funding of two streams of wind power: (1) a disbursement to the GPU Sustainable Energy Fund of lxix

$10 million for wind production grants which would provide direct financial support for wind farm construction; (2) a disbursement of $3 million to establish a wind block marketing program in GPU service territories. In addition, the CAC requested three years of $1.5 million funding for renewable energy consumer education programs. The CAC urged the Commission to require revision and promotion of Rider J, Renewable Energy Development Rider.

                  The CAC asserted that the Rider must be revised because it currently allows GPU to charge transmission and distribution fees for both kilowatts taken from the grid and kilowatts generated on-site, an ongoing disincentive to self-generation. The CAC also supported a rate incentive program to encourage businesses to implement results of energy audits. The CAC opined that a 50% increase in the Low Income Usage Reduction Program (LIURP) is a modest measure to diminish demand increases, and could easily be funded in light of merger savings. (CAC M.B., pp. 24-27, 30).

                  As a condition of the merger, PennFuture proposed that $50 million should be transferred to a statewide sustainable development fund to support renewable energy. Of this amount, argued PennFuture, not less than $500,000/year for five years should be allocated for renewable energy education, and not less than $20 million should be allocated to support new wind investment in Pennsylvania. (PennFuture Stmt. 1, pp. 3, 12-13).

         2.       ALJ RECOMMENDATION

                  The ALJ recommended that we reject the CAC's recommendations regarding wind generation, noting that this proceeding is not an industry-wide investigation into the merits of wind generation. The ALJ also recommended that we reject the CAC's proposal for the photovoltaic program, noting that it is a pilot lxx
program that has not been fully implemented and evaluated. The ALJ further proposed that we reject the CAC's proposed changes to Rider J, Renewable Development Rider. The ALJ noted that GPU currently provides for net metering in its service territories and that the current interconnection standards have been revised to reflect less burdensome requirements on inverter-based technologies.

                  The ALJ noted that GPU supports the formation of statewide uniform interconnection requirements by participating in the Commission's interconnection requirements working group. The ALJ proposed that we reject the CAC's proposal of a $4.5 million consumer education program, finding that the CAC had failed to provide a basis for the expenditure, had failed to quantify any anticipated benefits to customers, and had failed to address cross-subsidization issues. The ALJ found that there was no basis for imposing further demand-side conditions such as an increase in LIURP funding. (R.D., pp. 88, 93-95).

         3.       EXCEPTIONS AND REPLY EXCEPTIONS

                  The CAC excepts to the ALJ's recommended rejection of its proposed conditions to the merger, including renewable energy and demand-side issues such as funding increases for LIURP and appliance rebate programs. The CAC submits that the ALJ erred by concluding that no connection exists between the merger and proposed expenditures for wind and solar power, especially where the Applicants plan to run their pollution producing coal-fired power plants at higher capacities. The CAC also excepts to the ALJ's recommended rejection of improvements to the Renewable Energy Development Rider, and of the proposal to fund renewable energy public education. (CAC Exc., pp. 5, 7-8).

                  PennFuture and Citizen Power also except to the ALJ's recommendation that there is insufficient evidence to support a condition to the lxxi
merger that would require the Applicants to provide $50 million to support cleaner and renewable energy. Citizen Power argues that the Applicants should be required to develop at least two 10 to 15 MW wind farms in GPU operating territories, and should be required to invest a total of $2 million in photovoltaic roof top installations in the same territories. (PennFuture Exc., p. 28; Citizens Power Exc., pp. 26-27).

         4.       DISPOSITION

                  After consideration of this issue, we adopt the ALJ's recommendations regarding the proposed demand-side and renewable energy conditions in their totality. We reach this conclusion because neither the CAC nor PennFuture has established a connection between the merger and the need for the additional expenditures related to demand-side and renewable energy issues. We recognize that the Applicants' existing and planned renewable energy programs were not developed as elements of the merger proposal. However, the potential for the improved financial strength of the merged company increases the likelihood that these efforts will be sustained and further developed in the future. While we encourage the Applicants to actively consider demand-side responses and other resources in the future, consistent with the efforts of the Commission Demand Side Response Working Group, we agree with the ALJ that it is inappropriate for us to condition approval of the merger on such further commitments.

                  Accordingly, the Exceptions of CAC, PennFuture, and Citizen Power on this issue are denied.

S.       CLEAN AIR PROVISIONS

                                     lxxii

          1.      POSITIONS OF THE PARTIES

                  Citizen Power argued that the Applicants have not satisfied their burden of showing that the merger will not have an adverse effect on the environment of the Commonwealth. Citizen Power stated that the merger will adversely affect Pennsylvania's air quality due to increased output from FirstEnergy's Sammis and Mansfield plants. Also, there is a pending Department of Justice (DOJ)/Environmental Protection Agency (EPA) suit alleging violations of the Clean Air Act and the Ohio State Implementation Plan by FirstEnergy's Sammis Station. These factors point to a potential significant risk to the public in Pennsylvania. Citizen Power proposed that the Applicants be required to resolve the issues related to the DOJ/EPA lawsuit as a precondition to merger approval. Citizen Power further proposed that the Applicants be required to install the best available control technology at all of its coal-fired units on a specific timetable. (Citizen Power M.B., pp. 41, 44-45, 47, 62).

                  The CAC recommended that merger approval be conditioned on the Applicants' settlement of its federal lawsuit with the EPA. The lawsuit alleges that FirstEnergy's Sammis plant did not fulfill "New Source Review/Prevention of Significant Deterioration" pollution control technology upgrades at the time the plant underwent major modifications. The CAC submitted that FirstEnergy's failure to upgrade the plant could harm Pennsylvania residents who may be affected by transported pollution emissions. The CAC further submitted that, in light of the Applicants' plans to increase capacity at Sammis to meet PLR needs, protracted litigation with the EPA would not be in the public interest. (CAC M.B., p. 29). PennFuture also asserted that the merger should be conditioned on FirstEnergy settling the DOJ/EPA lawsuit regarding the Sammis Station plant in Ohio. (PennFuture Stmt. 1, pp. 3, 9-12).

                                     lxxiii

         2.       ALJ RECOMMENDATION

                  The ALJ concluded that the instant merger proceeding is not the proper forum in which to litigate the DOJ/EPA lawsuit. He also concluded that the financial risk FirstEnergy runs due to the lawsuit is speculative. The ALJ therefore recommended that we reject all proposals to condition merger approval on settlement of the DOJ/EPA lawsuit.

         3.           EXCEPTIONS AND REPLY EXCEPTIONS

                  The CAC excepts to the ALJ's classification of the financial risk posed by ongoing environmental enforcement action against FirstEnergy as speculative and not relevant to the merger. (CAC Exc., p. 6). Citizen Power excepts to the ALJ's conclusion that the record does not support a finding that the merger should not be conditioned on mitigation of environmental harm. Citizen Power submits that the merger will likely have a direct adverse effect on Pennsylvania air quality since the Applicants will operate their Ohio coal plants, including the Sammis plant, at a higher capacity in an effort to serve GPU load. (Citizen Power Exc., pp. 22-23).

                  PennFuture excepts to the ALJ's recommended rejection of the proposed merger condition that would require the settlement of federal litigation against FirstEnergy for violation of the Clean Air Act. PennFuture asserts that the Sammis plant is a major polluter capable of imposing serious public health, environmental and economic consequences on Pennsylvania, and that it is therefore the Commission's legal responsibility to consider the impact of this issue on public safety. (PennFuture Exc., p. 29).

         4.       DISPOSITION

                                     lxxiv

                  We conclude that, while the Exceptions of the CAC, PennFuture, and Citizen Power raise valid environmental concerns, we decline to adopt their proposals regarding FirstEnergy's DOJ/EPA lawsuit. The federal EPA and Pennsylvania's Department of Environmental Protection are the agencies that are vested with the authority to establish emission regulations and to police their enforcement. Therefore, it would be inappropriate for the Commission to attempt to perform those functions. Moreover, we cannot require the Applicants to settle a lawsuit pending in another forum.

                  Therefore, the Exceptions of the CAC, Citizen Power and PennFuture on this issue are denied.

T.       NON-UTILITY GENERATION (NUG) COMMITMENTS

         1.       POSITIONS OF THE PARTIES

                  Because GPU has no generation resources from which to satisfy its PLR obligations, its NUG projects, amounting to 658 MW in Pennsylvania, play an important role in the companies' supply portfolio. The Applicants asserted that all GPU NUG contracts will continue in full force and effect post-merger. (Applicants' M.B., p. 33).

                  ARIPPA and the York Authority urged the Commission to ensure that the NUGs are provided financial surety in the event that the Applicants attempt divestiture of the NUG contracts. ARIPPA proposed that the Commission impose certain conditions on the merger. (ARIPPA M.B., p. 34; York Authority M.B., p. 8-9).

                                      lxxv

         2.       ALJ RECOMMENDATION

                  The ALJ recommended that we reject the proposals of ARIPPA and the York Authority. The ALJ noted that ARIPPA and the York Authority did not indicate whether their proposed terms were consistent with the terms of GPU's existing NUG contracts. The ALJ stated that he agreed with the Applicants' assertion that the existing NUG contracts as written should govern the rights of the parties. (R.D., p. 97).

         3.       EXCEPTIONS AND REPLY EXCEPTIONS

                  ARIPPA excepts to the ALJ's recommended rejection of its proposed conditions relating to NUG commitments. ARIPPA submits that if the merger is approved absent the proposed NUG conditions, post-merger harms could materialize and eliminate the contracts. ARIPPA notes that FirstEnergy's present intent regarding NUG contracts is subject to change, as proposed by the company's financial and legal advisors. Therefore, that intent is not guaranteed in the future. If the contracts are broken, ARIPPA contends, the consumers who rely on their clean, reliable power would suffer harm. (ARIPPA Exc., p. 5-6).

         4.       DISPOSITION

                  On review of this issue, we disagree with ARIPPA's and the York Authority's proposed conditions to the merger. As the ALJ noted, the record demonstrates that there are no plans to assign GPU's NUG contracts. We also note that, ARIPPA has not produced sufficient evidence so as to suggest that the merger would affect the status of GPU's existing NUG contracts. We conclude that the existing contracts, and the legal remedies inherent to these contracts, lxxvi
afford the NUGs ample protection from what, at this juncture, can only be categorized as extremely speculative merger risks.

                  Therefore, ARIPPA's Exception on this issue is denied.

U.       COMPETITIVE ISSUES UNDER 66 PA. C.S. SECTION 2811(e)

         1.       POSITIONS OF THE PARTIES

                  The Applicants asserted that we should find that the merger poses no risk of adverse impacts to Pennsylvania's retail electric market or wholesale competition. The Applicants point to FERC's March 14, 2001 Order Authorizing Merger as proof that the merger is in the public interest and that no additional anti-discriminatory conditions are necessary. (Applicants' M.B., pp. 38-40).

         2.       ALJ RECOMMENDATION

                  The ALJ concluded that the merger is not likely to result in anti-competitive or discriminatory conduct, or in the unlawful exercise of market power. (R.D., p. 102).

         3.       EXCEPTIONS AND REPLY EXCEPTIONS

                  Citizen Power excepts to the ALJ's conclusion that the merger is not likely to result in anti-competitive conduct. Citizen Power urges the Commission to carefully evaluate the effect the merger will have on an already weak retail market. Citizen Power points to the existing rate cap which resulted from the need to cover rising wholesale prices caused by a lack of competition in the market. In the face of that rate cap, Citizen Power argues, the Applicants' assertion that the lxxvii
merger, which necessarily removes yet another company from the market, is competitively benign, must fail. (Citizen Power Exc., pp. 4-6).

                  New Power excepts to the ALJ's recommendation, arguing that it fails to establish sufficiently strong measures to prevent anti-competitive behavior by the merged company. According to New Power, the ALJ's determination permits disparate treatment of suppliers to the benefit of an affiliate, in that the merged company will supply its GPU affiliate with cheaper energy without extending the same advantage to other suppliers wishing to serve GPU customers. (New Power Exc., pp. 5-7).

                  Representative George argues that the ALJ erred in not recommending that the Commission begin an investigation under Section 2811 of the Code to determine whether GPU was a victim of anti-competitive or discriminatory conduct affecting the retail distribution of electricity. Representative George cites to the ALJ's statement that "not all aspects of the wholesale markets in PJM are fully liquid and robust" (R.D., p. 112) as proof of the ALJ's alleged belief that certain PJM members have exercised illegal market power. (Representative George Exc., pp. 2-3).

                  PPL argues that, as a condition of the merger, the Commission should require FirstEnergy to provide all available generation to GPU at the pre-existing generation rate cap. PPL avers that, in order to avoid distortion of the competitive market, rate cap relief must be conditioned on FirstEnergy's agreement to supply GPU's PLR load at a price equal to the shopping credit. In the alternative, PPL contends that all other similarly situated electricity distributors in Pennsylvania must be granted the same rate cap relief granted to GPU. (PPL Exc., pp. 15-16).

                                    lxxviii

                  The Applicants contend that FirstEnergy's provision of power to GPU's PLR obligation is not anti-competitive. They further note that the Commission's recently adopted Competitive Safeguards, 52 Pa. Code Section 54.122, already provide for the possible imposition of penalties in the event of discriminatory behavior.

                  With regard to this argument, Dominion Retail rejoins that the recommended rate cap relief is pro-competitive. Dominion Retail notes that PPL must contend with the positive and negative results of the settlement of its restructuring case, including honoring its PLR commitment. (Dominion Retail R.Exc., p. 8).

         4.       DISPOSITION

                  We conclude that the merger does not foster anti-competitive conduct and does not allow for discrimination against PPL, New Power, or any other Pennsylvania EGS. We, therefore, adopt the ALJ's recommendation because we are persuaded that the record demonstrates that the merger is not likely to result in anti-competitive or discriminatory conduct, or in the unlawful exercise of market power.

                  As to PPL's assertion that FirstEnergy's generation must be sold to GPU at the shopping credit price to avoid competitive advantage over other Pennsylvania EDC, we reject this proposal. The EDCs are not in competition with one another in the pricing and supply of PLR service. FirstEnergy's supply to GPU post-merger will be subject to the same FERC cost-based tariff that PPL's own generation company is subject to as it supplies its affiliates.

                  Therefore, the Exceptions of Citizen Power, New Power,

                                     lxxix

Representative George, and PPL on this issue are denied.

V.       CODES OF CONDUCT(14)

         1.       POSITIONS OF THE PARTIES

                  In order to ensure that consumer protections are not circumvented by the merged company's new corporate structure, the OCA urged the Commission to condition approval of the merger on the application of GPU's Codes of Conduct to the activities of FirstEnergy and GPU in Pennsylvania post-merger. The OCA proposed that the merged company should submit training and educational materials to ensure that the Codes are embodied in company operation and adhered to by employees. (OCA M.B., p. 57).

                  The Applicants asserted that GPU will remain subject to the same Pennsylvania law and regulations after the merger; therefore, there is no need for the imposition of such additional conditions. (Applicants' M.B., p.
58).

         2.       ALJ RECOMMENDATION

                  The ALJ concluded that the OCA's proposed conditions regarding the GPU Codes of Conduct are necessary, and he recommended their adoption. (R.D., p. 102).

         3.       EXCEPTIONS AND REPLY EXCEPTIONS


------------------
         (14) We note that this issue is further addressed in, and modified by, our subsequent determinations in the PLR proceeding, to be issued under separate Opinion and Order.

                                      lxxx

                  The Applicants except to the ALJ's recommendation that the GPU Codes of Conduct apply to this merger and to the activities of FirstEnergy in Pennsylvania, and they also except to his recommendation that the merged company be directed to issue Code of Conduct training and educational materials to employees. The Applicants contend that these conditions are unnecessary and redundant because the merged company will be subject to the Commission's Code of Conduct. The Applicants also request that this condition be clarified so that it is not construed to: (1) apply to Penn Power, which has its own Code of Conduct; or, (2) preclude future requests for a waiver of specific provisions under appropriate circumstances. (Applicants' Exc., pp. 13-14).

                  In its Reply Exceptions, the OCA rejoins that the addition of a retail marketing affiliate and a generation affiliate to the companies' holdings necessitates clarification of what Code of Conduct applies. (OCA R. Exc., p. 6).

         4.       DISPOSITION

                  On consideration of this issue, we conclude that the GPU Codes of Conduct should apply to this merger and to the activities of FirstEnergy in Pennsylvania after the merger. We direct that, within thirty days of the effective date of the merger, the merged company shall issue training and educational materials about the GPU Codes of Conduct to its employees.

                  Therefore, the Applicants' Exception on this issue is denied.

                                     lxxxi

                        VI. PROVIDER OF LAST RESORT (PLR)

                  Coincident with the merger, the Companies pursued a request for relief under Section 2804 of the Code, 66 Pa. C.S. Section 2804, dealing with exceptions to the generation rate caps. We do not reach herein the merits of this request for relief. Rather, a ruling on these issues has been deferred pending possible resolution through a collaborative process. The issue of rate cap relief is of critical importance to customers, to the Companies, and to other parties who have an interest in our electric restructuring program. The record reflects a large degree of uncertainty and disagreement over the fundamental principles we should apply in this type of case. This makes it all the more important that we work with the Parties to try to fashion a solution that the different Parties can live with, even if it does not include everything they want.

                                     lxxxii

                                 VII. CONCLUSION

                  We have carefully reviewed the record as developed in this proceeding, including the ALJ's Recommended Decision and the Exceptions filed thereto. Premised upon our review, and for the reasons outlined above, we will approve the Applicants' proposed merger, with conditions. Also, for the reasons outlined above, we will hold in abeyance the request for rate cap relief in order to afford the Parties an opportunity to resolve this issue in a Commission-facilitated collaborative, which will conclude no later that June 20, 2001. Whether the collaborative is successful or not, the Commission will vote on this matter no later than Public Meeting of July 13, 2001.

                  As such, we hereby grant and/or deny the Exceptions filed by the various Parties hereto, as discussed supra. Accordingly, the ALJ's Recommended Decision is adopted, as modified by this Opinion and Order.

                                    lxxxiii

                                 VIII. ORDER(15)

THEREFORE; IT IS ORDERED:

                  1. That the Exceptions filed by Kenneth Springirth on May 3, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are held in abeyance pending resolution of the Provider of Last Resort issues herein.

                  2. That the Exceptions filed by Citizen Power, Inc. on May 5, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  3. That the Exceptions filed by Citizens for Pennsylvania's Future on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  4. That the Exceptions filed by the Honorable Camille "Bud" George on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  5. That the Exceptions filed by Met-Ed Industrial Users Group and Penelec Industrial Customer Alliance on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.


------------------
         (15) Disposition of the Exceptions of the Parties as they relate to the PLR issues herein is held in abeyance. The Exceptions of the Parties are explicitly granted or denied in this Section only as they relate to the merger issues.

                                     lxxxiv

                  6. That the Exceptions filed by the New Power Company on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  7. That the Exceptions filed by the Clean Air Council on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  8. That the Exceptions filed by Bruce Mangione on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  9. That the Exceptions filed by PPL Electric Utilities Corporation and PPL EnergyPlus on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  10. That the Exceptions filed by ARIPPA on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  11. That the Exceptions filed by Mid-Atlantic Power Supply Association on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                  12. That the Exceptions filed by the Office of Consumer Advocate on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are denied.

                                     lxxxv

                  13. That the Exceptions filed by FirstEnergy Corporation, GPU, Inc., and its Pennsylvania public utility subsidiaries Metropolitan Edison Company and Pennsylvania Electric Company on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are granted in part and denied in part, consistent with this Opinion and Order.

                  14. That the Exceptions filed by the Office of Trial Staff on May 7, 2001, to the Recommended Decision of Administrative Law Judge Larry Gesoff herein, are held in abeyance, pending resolution of the PLR issues herein.

                  15. That the Recommended Decision of Administrative Law Judge Larry Gesoff issued herein on April 25, 2001, is adopted, as modified by this Opinion and Order.

                  16. That the merger of the GPU Companies and FirstEnergy Corporation is granted subject to the following conditions:

                  a. That the GPU Codes of Conduct apply to this merger and to the activities of FirstEnergy in Pennsylvania after the merger, and provided further that, within thirty days of the effective date of the merger, the merged company issue training and education material about the GPU Codes of Conduct to its employees

                  b. That the merged company shall not withdraw the transmission facilities of Metropolitan Edison Company or Pennsylvania Electric Company from the operational control of PJM Interconnection, L.L.C. unless the merged company, or such subsidiary or affiliate thereof, has first applied for and obtained authorization by order of this Commission, and such application shall be granted only upon an affirmative showing that withdrawal would not adversely lxxxvi
                           affect the continued provision of adequate, safe and reliable electric service to the citizens and businesses of the Commonwealth nor adversely affect system reliability or the competitive market in the Commonwealth; and provided further that this condition is binding on the successors and assigns of the merged company and upon any buyer of any of the transmission facilities of Metropolitan Edison Company or Pennsylvania Electric Company;

                  c. That the merged company implement the Service Quality Index ("SQI") set forth in this proceeding in Office of Consumer Advocate Statement No. 2, Exhibit BA-1; Surrebuttal; provided further that, on or before April 1 of each year, the merged company submit to the Commission, the Office of Trial Staff, the Office of Consumer Advocate and the Office of Small Business Advocate, a report of its service quality results; and provided further that the penalties and customer restitution included in the SQI are not self-executing and are to be considered only as guides for the Commission's consideration in any complaint brought before it as a result of the annual SQI report;

                  d. That for ratemaking purposes, the costs to achieve the merger shall be expensed or amortized over the existing transmission and distribution rate cap periods, for Metropolitan Edison Company, Pennsylvania Electric Company, and Pennsylvania Power Company;

                  e. That the acquisition premium associated with the merger shall not be recovered from the ratepayers of Metropolitan Edison Company, Pennsylvania Electric Company, or Pennsylvania Power Company;

                  f. That the nuclear costs or obligations of FirstEnergy shall not be charged to the ratepayers of Metropolitan Edison Company lxxxvii
                           and Pennsylvania Electric Company. GPU shall not be precluded from recovery of purchased power costs that include costs related to nuclear generation so long as the costs incurred by GPU are consistent with rate caps or the statutory PLR price;

                  g. That the merged company agrees that it will not assert a defense that an SEC determination preempts this Commission's jurisdiction;

                  h. That the merged company adhere to Chapters 11 and 21 of the Public Utility Code in the same manner as the existing obligations of Metropolitan Edison Company and Pennsylvania Electric Company;

                  i. That consistent with federal law and regulations, the merged company shall not: (1) transfer the regulated pension fund assets of Metropolitan Edison Company or Pennsylvania Electric Company to FirstEnergy Corp.;
                           (2) commingle the regulated pension fund assets of Metropolitan Edison Company or Pennsylvania Electric Company with those of FirstEnergy Corp.; or (3) withdraw the excess pension funding of Metropolitan Edison Company or Pennsylvania Electric Company; provided further that the merged company shall establish separate pension trust funds for its regulated companies, and shall place in each fund the respective company's pension assets and obligations as they exist at the time of the merger, subject to review of the parties to the merger proceeding; and provided further that the merged company shall not allow additional pension fund obligations or costs incurred in conjunction with the merger to diminish the value of the excess pension funding as it exists at the time of the merger;

                  j. That Metropolitan Edison Company and Pennsylvania Electric Company explore lxxxviii
                           modifications to its WARM weatherization program so that customers enrolled in their customer assistance programs obtain timely service from the energy management program; provided further that, within ninety days of the entry of this Opinion and Order, Metropolitan Edison Company and Pennsylvania Electric Company report to the Commission on this matter;

                  k. That the merged company maintain at least the current Metropolitan Edison Company and Pennsylvania Electric Company level of community support programs for the three years following the merger;

                  l. That the merged company maintain at least the current Metropolitan Edison Company and Pennsylvania Electric Company level of economic development initiatives for the three years following the merger;

                  m. That, within sixty days of the effective date of the merger, the merged company shall file a detailed plan to achieve projected labor cost savings; provided further that the plan shall include a detailed list of job cuts by company, by function, and by job title to allow the Commission to determine whether Pennsylvania would bear a disproportionate share of job cuts; and provided further that the plan shall specify how the job cuts will be achieved, through layoffs, early retirement programs, or attrition; provided further that the plan shall include detailed information concerning any programs that the merged company will use to minimize the impact of any work force reductions on their employees, including but not limited to the provision of outplacement services, educational or retraining reimbursement, early retirement, and severance benefits.

                                     lxxxix

                  17. That FirstEnergy Corporation, GPU, Inc., and its Pennsylvania public utility subsidiaries Metropolitan Edison Company and Pennsylvania Electric Company, the Applicants, have thirty (30) days from the date of entry of this Opinion and Order to notify the Secretary of the Commission of their acceptance of the above-outlined conditions.

                  18. That the Provider of Last Resort cost proceeding and the disposition of merger benefits be held in abeyance to afford the Parties an opportunity to attempt to resolve this matter in a Commission-facilitated collaborative. The collaborative will conclude no later than June 20, 2001. Whether the collaborative is successful or not, the Commission will decide this matter no later than Public Meeting of July 13, 2001.

                  19. That this Commission-facilitated collaborative shall be held in the Commission's Executive Chambers, 3rd Floor, Commonwealth Keystone Building, commencing on Tuesday, May 29, 2001, at 10:30 a.m., and continuing through Thursday, May 31, 2001. Additional days may be scheduled.

                                                              BY THE COMMISSION,

                                                              James J. McNulty
                                                              Secretary

(SEAL)

ORDER ADOPTED:  May 24, 2001

ORDER ENTERED:  June 20, 2001


                                       xc

                                  PENNSYLVANIA

                            PUBLIC UTILITY COMMISSION

                            HARRISBURG, PA 17105-3265

                                               Public Meeting held June 14, 2001

Commissioners Present:

      John M. Quain, Chairman, Abstaining - Statement attached
      Robert K. Bloom, Vice Chairman
      Aaron Wilson, Jr.
      Terrance J. Fitzpatrick

Joint Application for Approval of the Merger                A-110300F0095
of GPU, Inc. with FirstEnergy Corp.                         A-110400F0040

Petition of Metropolitan Edison Company and                 P-00001860
Pennsylvania Electric Company, as Supplemented,             P-00001861
For Relief Under Their Approved Restructuring
Plan and the Electricity Customer Choice and
Competition Act


                                OPINION AND ORDER

BY THE COMMISSION:

INTRODUCTION

      Now before the Commission for disposition is a Settlement Stipulation (Settlement) of Metropolitan Edison Company (Met-Ed), Pennsylvania Electric Company (Penelec) (together doing business as GPU Energy) (1) and FirstEnergy Corp. (FirstEnergy)(2) submitted in the above-captioned proceedings on June 11, 2001. The Settlement was executed by the Office of Consumer Advocate (OCA),

----------

(1) GPU Energy is referred to in this document as GPU.

(2) References in this document to Companies includes Met-Ed, Penelec and FirstEnergy.

the Office of Small Business Advocate (OSBA), the Met-Ed Industrial Users Group (MEIUG), the Penelec Industrial Customer Alliance (PICA), and Citizens for Pennsylvania's Future (Penn Future) Intervenors. Additionally, letters of support for the Settlement were submitted by the International Brotherhood of Electrical Workers, Local Union Nos. 459 and 777 and the Utility Workers Union of America, Local Union No. 180. By the Settlement, the signatory parties recommend that the Commission adopt the Administrative Law Judge's (ALJ) Recommended Decision dated April 23, 2001, except as specifically modified by the Settlement, and to further adopt other matters set forth in the Settlement. In addition to requesting approval of the merger, subject to several conditions adopted by Commission Motion on May 24, 2001, the Settlement addresses and resolves various issues relating to GPU's Petition filed on November 29, 2000, and supplemented on February 9, 2001, requesting authorization to implement an interim deferral tracking mechanism for their provider of last resort (POLR) generation service (Deferral Petition).(3)

      In adopting an Order in these proceedings on May 24, 2001, the Commission declined to address the issues raised by GPU's Deferral Petition or to resolve the issues regarding the disposition of merger savings. Although the Commission acknowledged the filing of a Settlement Stipulation by the Companies, MEIUG and PICA on May 7, 2001, the Commission also recognized

----------

(3) A more extensive history and background of these proceedings are set forth in a companion order adopted on May 24, 2001 and will not be repeated here.

that the Deferral Petition raises matters regarding issues of rate cap relief, which are of critical importance to other parties in the proceedings. Noting that the record reflected a large degree of uncertainty and disagreement over the fundamental principles that should apply in this type of case, the Commission determined to hold these matters in abeyance to afford the parties an attempt to resolve them in a Commission-facilitated collaborative. The Commission indicated that if the collaborative was unsuccessful in achieving a consensus resolution of these matters, the Commission would decide the issues no later than the Public Meeting of July 13, 2001.

      Although the collaborative was not successful in arriving at a consensus resolution of these matters, several parties to the proceeding continued to negotiate, which resulted in the filing of the Settlement representing a comprehensive resolution that is now before the Commission for adjudication. This Settlement is extremely similar to the Settlement Stipulation filed on May 7, 2001, except with one important distinction. Whereas the May 7 filing would have resulted in an immediate rate increase to consumers, the Settlement pending before the Commission contains no such relief for the Companies. Additionally, this Settlement is supported by a much broader group of parties to these proceedings.

      On June 11, 2001, the Commission issued a Secretarial Letter to the parties in these proceedings and to all parties in the restructuring proceedings of Met-Ed and Penelec, advising them of the filing of the Settlement. In that letter, the

      Commission noted the request of the signatory parties for approval of their proposed resolution of various issues pending before the Commission for adjudication at today's Public Meeting. In inviting interested parties to respond to this Settlement by June 13, 2001, the Commission recognized that the signatories are seeking a resolution that differs from the positions previously taken in pleadings submitted to the Commission in these proceedings. The Commission also indicated that, as with the prior Settlement Stipulation, some provisions might affect or alter certain aspects of the Joint Petition for Full Settlement of the Restructuring Plans of Metropolitan Edison Company and Pennsylvania Electric Company (Restructuring Settlement) approved by Commission Order entered on October 16, 1998 at Docket Nos. R-00974008 and R-00974009.

      Comments opposing provisions of the Settlement were timely submitted by ARRIPA, Bruce Mangione, Citizen Power Inc. (Citizen Power), Clean Air Counsel (Clean Air), Dominion Retail, Inc. (Dominion Retail), Mid-Atlantic Power Supply Association (MAPSA), PPL Electric Utilities Corporation and PPL EnergyPlus, LLC
(PPL), The New Power Company (New Power), and York County Solid Waste and Refuse Authority (York Authority). Additionally, two signatories to the Settlement, the Companies and OSBA, submitted letters expressing support for the Settlement and urging its adoption by the Commission.

SUMMARY OF SETTLEMENT STIPULATION

      By the Settlement, the signatory parties recommend that the Commission adopt the ALJ's Recommended Decision dated April 23, 2001, except as specifically modified by the Settlement, and to further adopt other matters set forth in the Settlement. In addition to requesting approval of the merger, subject to several conditions adopted by Commission Motion on May 24, 2001, the Settlement addresses and resolves various issues relating to GPU's provision of provider of last resort (POLR) service and the deferral of certain costs incurred by GPU to serve POLR customers. While the Settlement is largely predicated upon consummation of the merger between FirstEnergy and GPU, some provisions are included to address the situation in which the merger fails to be consummated and is abandoned.

      Initially, the Settlement establishes a mechanism by which GPU may defer for ratemaking and accounting purposes the difference between their charges to retail customers for POLR service and their actual cost of supply, beginning January 1, 2001. Assuming the merger is consummated, this net POLR deferral mechanism would continue through December 31, 2005. During the deferral period, POLR supply costs that fall below POLR charges would be used to offset, and thereby reduce, the amount of the accumulated net POLR deferrals. The net deferred POLR balance, along with carrying costs, would be carried on the Companies' books as a regulatory asset until such amounts are either recovered, or written off on December 31, 2010.

      Entries in the deferral accounts would be documented in quarterly reports, subject to full review by the Commission's Bureau of Audits. Additionally, the Settlement imposes an obligation on FirstEnergy to implement a POLR supply procurement strategy that seeks to minimize the POLR supply costs, and also permits GPU to assign all or part of its POLR responsibility to an affiliate, provided that such service is provided to customers at GPU's shopping credits. Also, to facilitate the sale of generation by FirstEnergy to GPU, the Settlement provides for the elimination of the GPU Energy Genco Code of Conduct developed in the Restructuring Settlement.

      Further, the Settlement sets customers' total generation rates, including shopping credits and competitive transition charges, through 2010 at the same levels established by the Restructuring Settlement, approved by Commission Order entered on October 16, 1998 at Docket Nos. R-00974008 and R-00974009. The Settlement also extends the distribution rate caps for three years beyond the dates in the Restructuring Settlement, so that these rate caps would now expire on December 31, 2007.

      In addition, the Settlement increases the shopping credits for the years 2002 through 2005 above the levels contained in the Restructuring Settlement, and provides for commensurate decreases in the CTCs for those years, resulting in total generation rates remaining at the current levels. Any stranded cost balance on the books in 2010 would be recovered through a continuation of the CTC at the

2006-2010 levels, ending no later than December 31, 2015, at which time any remaining stranded costs would be written off by the Companies.

      The Settlement also provides that FirstEnergy may withdraw from the NUG Trust Funds established by the Restructuring Settlement to pay for the full cost of capacity and energy payable under the NUG agreements. The provisions further emphasize that the Settlement should not be construed to affect the rights or obligations of any party under existing NUG agreements. Moreover, the Companies expressly acknowledge their obligations under the NUG contracts until their expiration.

      With respect to GPU's Competitive Default Service (CDS) program established by the Restructuring Settlement, this Settlement provides FirstEnergy with the option of whether to implement GPU Energy's CDS program, in a manner and by terms set by FirstEnergy. It also allows affiliated companies, consistent with codes of conduct, to participate and maintains the requirement that successful bids be at or below the shopping credit.

      Additionally, under the Settlement, FirstEnergy will deposit $2.5 million each into Met-Ed's and Penelec's sustainable energy funds and agrees to spend $10 million on renewable energy projects in the GPU Energy and Penn Power service territories over the next five (5) years. A wind generation-related project may receive up to $3 million of these dollars. FirstEnergy will consult with environmental parties on how to spend these funds and will report annually to the parties to the stipulation the status of all projects.

      The Settlement further provides for the development and implementation of a Demand Side Response (DSR) program by GPU Energy. The program will include the use of interval and time of use metering, and appliance control technologies. GPU Energy will submit a proposal to the parties and to the Commission and engage in a working group to revise and improve the DSR program prior to filing the proposal with the Commission for approval.

      In an effort to address reliability concerns, the Settlement provides for the formation of a reliability committee comprised of GPU, the OCA, the Industrial Consumers and Commission Staff. This committee would monitor the companies reliability improvements, discuss reliability and service issues and attempt to resolve service disputes prior to seeking a resolution from the Commission.

      The Settlement also removes merger conditions contained in the Motion adopted by the Commission on May 24, 2001 relating to pension fund restrictions and the filing of a plan relating to labor issues. The Settlement would retain all remaining conditions imposed by the ALJ's Recommended Decision that were adopted by the Commission's Motion.

      The Settlement additionally seeks Commission approval for FirstEnergy to seek a waiver from the Securities Exchange Commission that would permit it to increase its acquisition limitation to 500% of retained earnings. Further, the Companies would have accounting flexibility to, at their option, apply other funds to the cumulative balance of stranded or deferred costs so as to lower the then existing balance. Such accounting flexibility, however, would not be controlling in future base rate cases for the Companies.

      Finally, the Settlement explains the events that would occur if the merger fails to be consummated and is abandoned. In particular, deferred POLR costs accrued from January 1, 2001 through May 31, 2001 would be written off. Also, within ten days after abandonment of the merger, the Commission would reopen the POLR proceeding to permit the submission of evidence on overall retail levels and POLR deferrals and enter a final order within ninety days of abandonment of merger. Although the Commission's determination in that proceeding would not prevent the recovery of deferrals accrued between June 1, 2001 and the date of the Commission's order, the method and timing of such recovery would be determined as part of the reopened proceeding. Moreover, any POLR costs incurred after December 31, 2001 would be subject to normal prudency determinations, as well as just and reasonable rate requirements.

SUMMARY OF COMMISSION ACTION

      For the reasons more thoroughly explained below in the Commission's discussion and resolution of the comments submitted by the parties opposing the Settlement, the Commission concludes that the Settlement is in the public interest and approves it without modification. Adoption of the Settlement is in the public interest for several reasons. First and foremost, it preserves the existing generation rate caps through 2010. Additionally, the Settlement raises existing shopping credits, thereby enabling customers to have a greater opportunity of finding alternative suppliers of generation. Customers will also benefit from the extension of the distribution rate caps until December 31, 2007, three years beyond the dates in the Restructuring Settlement. Another important feature of the Settlement is the increased support by the Companies of renewable and sustainable energy projects, as well as the commitment to develop and implement additional demand side response programs that will hopefully ease GPU's POLR obligations. Finally, through the establishment of a deferral mechanism that allows GPU to carry excess POLR costs, together with interest, on its balance sheet as a regulatory asset, the Settlement adequately addresses GPU's current financial concerns and enables it to continue meeting its obligations to purchase wholesale power for its POLR customers.

DISCUSSION AND RESOLUTION OF ISSUES RAISED BY COMMENTING PARTIES

Due Process

      A number of parties, including ARIPPA, Dominion Retail, PPL and York Authority, have complained that they did not have enough time to review the Settlement and offer comments to the Commission and that this constitutes a violation of their right to due process of law. Although we recognize that the time period for commenting on the particular provisions of the June 11, 2001 Settlement was brief, we do not believe that this expedited time period to file comments has resulted in any party not having an adequate opportunity to voice its opinion on the contents of the Settlement, given the many prior opportunities to be heard in regard to the POLR issues during the course of this proceeding.

      Administrative agencies are required to provide due process to the parties which appear before them. Schneider v. Pennsylvania Public Utility Commission, 83 Pa. Commonwealth Court 306, 479 A.2d 10 (1984). Generally, the due process requirement is satisfied when the parties are given notice and the opportunity to appear and be heard. Id.

      These consolidated proceedings began early in November 2000 when the Companies filed a joint application for a merger. The POLR proceeding commenced shortly thereafter. Earlier this year these proceedings were consolidated. Numerous pre-hearing conferences were held and rulings on interlocutory matters were issued throughout this period. Testimony was filed regarding the merger on November 9, 2000 as well as February 9, February 23 and March 9, 2001. With regard to the POLR proceeding, testimony was filed on February 9, 14 and on March 2 and March 9, 2001. Hearings on the issues pending in both proceedings were held on March 12-16, 2001. Numerous parties submitted briefs following these hearings and ALJ Gesoff issued a Recommended Decision on April 23, 2001, to which parties filed Exceptions and Reply Exceptions.

      One particular matter raised in Exceptions to the Recommended Decision filed on May 7, 2001 was the first Settlement Stipulation executed in these proceedings. As we noted previously, that pleading was in many important respects very similar to the Settlement that is now pending before the Commission. By Secretarial Letter issued on May 9, 2001, the Commission directed parties to the proceedings to indicate in their Reply Exceptions, due on May 14, 2001, whether they accept or reject the first Settlement Stipulation. Several parties submitted comments opposing various aspects of the first Settlement Stipulation.

      When we adopted a Motion on May 24, 2001 approving the merger with certain conditions, we deferred a ruling on most provisions of the first Settlement Stipulation until the parties had an opportunity to attempt to resolve these issues within the context of a Commission-facilitated collaborative. All parties to these proceedings, as well as the restructuring proceedings, were notified of the collaborative and were invited to participate. In fact, most of the parties now opposing the Settlement actively participated in those discussions. Although the collaborative convened on May 29, 2001 and met throughout that week, it was not successful in resolving these issues. Nevertheless, several parties continued to negotiate and submitted the pending Settlement on June 11, 2001. Clearly, all interested parties have been aware since the filing of the Deferral Petition on November 29, 2000 of many of the issues that were eventually resolved by the Settlement. Also, the ALJ's recommended decision addressed several of these issues. To the extent that some of the particular resolutions were not proposed until the filing of the Settlement Stipulations on May 7, 2001 and June 11, 2001,
the issues they seek to address have been pending and discussed throughout this proceeding.

      The record is replete with opportunities for parties to be heard. While the comment period on the June 11, 2001 Settlement was brief, we emphasize that it was largely a modification of the earlier Settlement Stipulation, a document that had been circulated to the parties over a month before. We also note that there is no requirement that all parties must agree to a settlement before it can be filed.

      After eight months the active parties were very familiar with the issues pending in these proceedings. Most of the comments demonstrate this familiarity with the subject matter. Although the review period of the particular provisions contained in the June 11, 2001 Settlement was expedited, we do not believe that any party has shown that it was prejudiced. Therefore, we are satisfied that parties' have been afforded the requisite due process of law.

Deferral Mechanism

      Some parties, including MAPSA, New Power and Dominion Retail, representing the views of the marketing community, oppose the use of a deferral mechanism to permit GPU to book excess POLR costs for accounting and ratemaking purposes. Contending that the deferral mechanism established by the Settlement is flawed, they urge its rejection, in favor of an immediate increase to GPU's generation rates by the amount of approximately $316 million, as recommended by the ALJ. These parties claim that the Commission lacks statutory authority to permit the implementation of the proposed deferral mechanism. Also, they suggest that the creation of a deferral mechanism is unfair to shopping customers who are not causing GPU to incur excess POLR costs, and that a significant increase in the overall generation rates paid by GPU's POLR customers would be more consistent with promoting the development of a competitive market. See MAPSA Comments at 2-5; Dominion Retail Comments at 2-3; New Power Comments at 2-5. PPL claims that GPU has demonstrated no basis for a rate increase or a deferral mechanism. PPL Comments at 3.

      Based upon our review of the relevant statutory provisions and the record in this proceeding, we conclude that the deferral mechanism proposed by the Settlement is appropriate and should be approved. As provided in the Settlement, the POLR amounts that are deferred, together with interest, shall be accumulated and carried on the company's balance sheet as a regulatory asset. This approval is intended to satisfy the financial accounting standards under which the Companies are permitted to maintain a deferred balance as a regulatory asset rather than being required to record it as a current expense.

      Before addressing the opposing parties' substantive concerns, we note that despite their attempts to characterize the proposed deferral mechanism contained in the Settlement as an "eleventh hour" submission, the concept of such a mechanism dates back to November 29, 2000 when GPU originally filed its Petition seeking authorization to implement such a tracking device for POLR service. Several parties objected to the introduction of such a mechanism at that time, but the Commission declined to dismiss the Petition as a matter of law. Rather, in an Order adopted on January 24, 2001, the Commission recognized the validity of a concept that allows the Companies to obtain relief from the rate cap limitations through the use of a deferral mechanism. However, the Commission emphasized that in order to obtain relief of any kind, it was necessary for GPU to meet the requirements of Section 2804(4)(iii)(D).

      Section 2804(ii) provides that the generation component of a utility's charges to customers who purchase generation from the utility, including the CTC, shall not exceed the generation component charged to the customers that was in effect at the time of the passage of the Competition Act for a period of nine years, unless the utility's stranded cost recovery terminates earlier. Under that provision, GPU's generation rates are capped at January 1, 1997 levels until December 31, 2005. Further, pursuant to GPU's Restructuring Settlement, its generation rates are capped at slightly higher levels through 2009 and 2010 for Penelec and Met-Ed, respectively. By this Settlement, all generation rates are frozen through 2010.

      Section 2804(iii) permits an electric distribution utility to seek relief from these rate cap provisions. While various circumstances are specified in the statute as justifying exceptions to the rate caps, the relevant factor in this proceeding relates to the price of purchased power. In particular, Section 2804(iii)(D) provides that an electric distribution utility may seek relief from these limitations if it is subject to significant increases in the price of purchased power that are outside the control of the utility and would not allow the utility to earn a fair rate of return.

      In the record developed in this proceeding before the ALJ, evidence was submitted to demonstrate that GPU is incurring and will continue to incur significant losses in the provision of POLR service. Specifically, GPU is facing financial losses in the range of $85 million to in excess of $300 million for 2001 and 2002. R.D. at 130; Met-Ed/Penelec St. No. 1-PLR at 33-34. Indeed, based upon the evidence submitted by GPU, losses associated with providing POLR service can reasonably be expected to be at least $253 million, depending upon weather, the magnitude of customer shopping and other key variables relating to the operation of the wholesale market. Id.

      These losses, as explained by the ALJ, are the result of a combination
of events.   Initially, the ALJ noted that GPU owns almost no generation, due to the divestiture of its generation assets, which appeared to be a reasonable and prudent business decision at the time it was made. Also, he pointed to benefits of the generation divestiture, in that it provided a fair and simple process for quantifying stranded costs, and the net proceeds in excess of the book value of the generating assets were used to reduce GPU's
overall stranded costs.   R.D. at 119-122.   Yet, without owning generation,
GPU has had to provide POLR service to a greater number of customers than was anticipated, largely due to the failure of its competitive default service program, the return of many customers to POLR service and the departure of several suppliers from the GPU territory. R.D. at 114-116, 121, 124-126; Met-Ed/Penelec St. No. 1-PLR at 4; Tr. 945.

      As the ALJ emphasized, underlying each of these events, which together have led to GPU incurring significant losses, are volatile wholesale market prices that have been much higher than the projections of the parties to the 1998 restructuring proceeding. Specifically, the ALJ referred to evidence submitted by GPU regarding the recent magnitude and direction of energy and capacity prices in PJM, which are matters outside the control of GPU. That evidence, which shows prices between $450/mwh and $1,000/mwh, demonstrates increased volatility in on-peak prices in 1999 and 2000. Also, the energy forwards prices show that since September of 2000, there has been a continuing upward price trend, coupled with high volatility in the wholesale market. R.D. at 129-130; Met-Ed/Penelec St. No. 1-PLR at 8-9, 12-13, 17. While some parties have criticized GPU's supply procurement practices during that time, we agree with the ALJ that the evidence proffered by GPU regarding volatility and an upward trend of the wholesale prices since 1999 demonstrates that those forces have been the major factors contributing to the losses that GPU is incurring to serve POLR customers. R.D. at 113-118, 124-128; Met-Ed/Penelec St. No. 1-PLR at 5, 12-13, 15, 17, 20, 25, 33-34; Tr. 878-879, 902-904.

      Coupled with showing that it has incurred significant costs outside its control to purchase power to supply generation to its POLR customers, GPU was also required to show that without some form of relief from the rate cap exceptions, it would be denied the opportunity to earn a fair rate of return. Excluding transmission and distribution revenues from its calculations of returns, GPU presented evidence showing that for the twelve months ending December 31, 2001, the potential supply losses would cause Met-Ed's rate of return to fall to 4.34%, while Penelec's rate of return would fall to 1.99%. Met-Ed/Penelec Statement No. 3-PLR at 12; ME/PN Exh. RAD-1. Since we believe that an appropriate analysis of the rate of return issue should include a consideration of transmission and distribution revenues, we are not satisfied to rely solely on these rate of return projections to support a grant of relief under Section 2804(iii)(D). Nevertheless, we believe that the evidence submitted by GPU of significant potential supply losses, combined with its showing of extremely low rates of return on its generation supply services, demonstrates the need for some form of relief from the statutory rate cap provisions. Further, we recognize the importance of preserving GPU's financial health and access to cash to the extent necessary to enable it to continue purchasing wholesale power to meet its POLR obligations. See ME/PN St. No. 5-PLR at 49.

      The Settlement presents the deferral mechanism as a solution to GPU's financial dilemma. Specifically, in lieu of a generation rate increase, GPU would be permitted to use a deferral mechanism to track losses for accounting and ratemaking purposes for a limited time period, with a narrow opportunity to recover those costs within the existing rate caps, before they are written off by the Companies.

      In opposing this deferral mechanism, some parties claim that the Commission lacks the requisite statutory authority to afford this type of relief. We note, however, that the statute does not prescribe the use of a certain approach in addressing a situation such as GPU has presented. Specifically, the statute does not mandate that generation rates be increased if a utility demonstrates the need for relief from escalating purchased power costs. Rather, in authorizing the Commission to grant relief from the rate cap provisions without dictating the use of a certain mechanism, the statute affords the Commission sufficient latitude to determine the appropriate method that may be employed to address the effects of wholesale power purchases on a utility's financial condition. See 66 Pa.C.S. Section 2804(4)(iii).

      Although one way of permitting recovery would be through a generation rate increase, an equally lawful solution is to allow deferral with possible recovery of some costs at a later time, within the confines of previously-established generation rate caps. The creation of a regulatory asset through the deferral of specific costs is a traditional ratemaking tool that is available to the Commission under our general powers and ratemaking authority under Section 501 and Chapter 13 of the Public Utility Code. Moreover, it is completely consistent with the provisions of Chapter 28 of the Public Utility Code that seek to protect utilities from being financially devastated by electric restructuring or their attendant POLR obligations. See 66 Pa.C.S. Sections 2803 and 2804(4).

      Some parties contesting the use of a deferral mechanism claim that it would improperly allow the CTC revenues, which are designed to recover transition or stranded costs, to recover excess POLR costs. While we recognize that GPU would apply CTC revenues to the payment of deferred POLR costs during the years from 2006 through 2010, we are satisfied that this constitutes a proper application of these revenues, particularly under the financial circumstances faced by GPU.

      The CTCs were developed during the restructuring proceedings as a means of providing electric distribution utilities with an opportunity to recover "transition or stranded costs," which are defined to include known and measurable costs that would be recoverable under a regulated environment but which may not be recoverable in a competitive electric generation market. Stranded costs are specifically defined by the statute to include regulatory assets and other deferred charges typically recoverable under current regulatory practice. 66 Pa.C.S. Section 2803 (definitions). As such, deferred POLR costs are clearly within the category of items that are recoverable under the CTC.

      Moreover, while the amount of deferred POLR costs that might be recovered through the CTC has not been precisely quantified by GPU, that amount is known and measurable to a similar degree of certainty as stranded costs levels that were approved during the restructuring proceedings. GPU has provided a range of potential supply losses, based upon market forecasts, and has limited its recovery of any losses to the extent that it may not exceed the existing rate caps.

Also, under the express terms of the Settlement, any profits resulting from supply purchases would be used to offset such losses, thereby minimizing or possibly eliminating the need for the use of CTC revenues to pay for excess POLR costs.

         Commentors representing the marketing community also contend that an immediate increase to generation rates would be more consistent with promoting the development of a competitive market. In particular, they note that significant increases to the shopping credit, and to the consumers' overall generation rates, would enable more marketers to enter the competitive market and make meaningful offers to consumers. We certainly recognize the value of higher shopping credits to marketers, and we emphasize that our commitment to the development of a competitive market in Pennsylvania remains unchanged. However, we are unwilling to order an immediate rate increase for GPU's consumers when a less drastic and potentially less costly method for addressing GPU's financial issues has been presented through a Settlement of several major parties representing diverse interests.

         In reaching this determination, we note the countless letters received from ratepayers urging the Commission to refrain from approving a rate increase, as well as the OCA's vigorous advocacy in this proceeding opposing any relief that would result in an increase in POLR customers' rates. We are convinced that the benefits of preserving the existing generation rates and maintaining a measured transition to full competition outweigh any concerns about the use of a deferral mechanism on the ability of marketers to participate in the near-term in the competitive market. Further, the immediate increase in shopping credits provided by the Settlement should enable some customers to receive competitive offers. Additionally, the expiration of rate caps in 2010 under the Settlement will provide the opportunity for the competitive market to flourish. In the meantime, while the wholesale market is maturing, retail customers receiving POLR service are shielded from the volatility and upward price trends.

         With respect to the assertions of some marketers regarding the unfair impact of the deferral mechanism on shopping customers, the Commission recognizes the possibility that some deferred POLR costs incurred by GPU might eventually be recovered from customers who are currently purchasing supply from the competitive market. Again, since recovery of the deferred amounts is not automatic, this possibility is merely speculative. Further, the Settlement provides an immediate benefit to shopping customers through reductions in the CTCs without the corresponding increase in the shopping credit that is reflected in the total generation charges paid by non-shopping customers. Moreover, traditional ratemaking methods have not typically resulted in customers paying only for the costs they cause, but rather have involved the use of allocation methods that seek to generally track costs by category and customer class. The allocation of stranded cost recovery was no exception, and it is not reasonable to expect that one discrete type of costs, namely excess POLR costs, will be directly allocated to one group of customers that do not even fall into particular customer class or classes.

         As to the concern expressed by some marketers about the long-term effect on ratepayers of the proposed deferral mechanism, we note that approval of the mechanism does not necessarily result in the recovery of any additional costs from consumers. While the Settlement provides GPU with the opportunity to recover deferred POLR costs during the period from 2006 through 2010, no recovery will be necessary if future POLR supply costs incurred by GPU fall below the POLR charges and adequately offset the amount of the accumulated net POLR deferrals. Additionally, the recovery of any deferred amounts during the period from 2006 through 2010 will occur wholly within the parameters of the previously-established generation rate caps for that period. Any amounts that are not recovered within those generation rate caps will be written off in 2010.

         Moreover, it is noteworthy that the Settlement would fix the CTCs for the period from 2010 through 2015, while the Restructuring Settlement provided for the continuation of an unknown amount of stranded cost recovery after 2010. Additionally, the Settlement terminates stranded cost recovery in 2015, whereas the Restructuring Settlement allowed such collection to continue through 2020. As a result, the amount and duration of any stranded cost recovery after 2010 are now limited, with the ceiling amount of CTC known for the entire period and the duration of that recovery shortened.

         Additionally, in approving the use of the deferred mechanism described in the Settlement, we are hopeful that other aspects of the Settlement will serve to minimize GPU's excess POLR supply costs and thereby limit the extent of the deferral. In particular, we are encouraged by FirstEnergy's commitment under the Settlement to implement a POLR supply procurement strategy that has the objective of minimizing PLR supply costs, through various means including the use of demand side management and distributed generation projects. Also, although some commentors object to the provision in the Settlement that would allow GPU to assign all or any part of its POLR responsibility to an affiliate, we view this aspect of the Settlement as furthering the objective of minimizing excess POLR supply costs, while also ensuring that customers continue receiving service at the established shopping credits.

Genco Code of Conduct

         Some parties challenge the provision of this Settlement that eliminates the Generation Company (Genco) Code of Conduct that was established by the Restructuring Agreement. These parties claim that the provisions of this Genco Code of Conduct continue to be of importance to marketers. See MAPSA Comments at 9; Dominion Retail Comments at 2-3.

         The Genco Code of Conduct, which is Appendix J of the Restructuring Settlement, governs transactions between the provider of last resort and affiliated entities owning generation assets. For instance, it restricts the ability of GPU to purchase generation supply on favorable terms from an affiliate. We are satisfied that the elimination of this Code of Conduct is consistent with the overall objectives of minimizing the amount of excess POLR costs incurred by GPU.

Moreover, we believe that its removal is necessary to ensure maximum flexibility to GPU in procuring reasonably priced generation supply to serve its POLR customers.

Competitive Default Service

         Some parties have objected to the provision in the Settlement which provides that upon consummation of the merger, GPU's Competitive Default Service
(CDS) program would not be implemented, except at FirstEnergy's option, in a manner and under terms offered by FirstEnergy so as to provide it with the flexibility and certainty needed to effectively and efficiently plan for POLR service. These parties complain that elimination of the CDS program is inconsistent with the Restructuring Settlement and is anti-competitive. They explain that with certain changes to the CDS program outlined in the Restructuring Settlement, its continuation would be of potential value to marketers. They also are concerned about the ability of affiliated companies to bid on any CDS request for proposal. See MAPSA Comments at 7; New Power Comments at 5-6; Dominion Retail Comments at 2-3.

         The Restructuring Settlement established a competitive bid process by which GPU's retail POLR customers could be assigned to an alternative provider for default generation supply service, and outlined the manner and terms by which GPU was to implement the CDS program. To date, the CDS program created by the Restructuring Settlement has not produced positive results, in that no qualifying bids have been submitted. As a result, by Order entered on March 16, 2000 at Docket Nos. P-00991770 and P-00991772, the Commission permitted GPU to terminate its initial CDS program for lack of participation. Although the Commission subsequently convened a collaborative beginning in June 2000 to address specific issues and problems with GPU's CDS program, no consensus was reached by the parties for structural changes that would alleviate the impacts of prevailing market prices in excess of GPU's generation shopping credits.

         No parties are advocating for a simple continuation of GPU's CDS program, as outlined in the Restructuring Settlement. Even parties who oppose the changes in the present Settlement that would afford FirstEnergy the discretion to continue the CDS program at its option, wish to preserve only the concept of the CDS program described in the Restructuring Settlement. Clearly, for a CDS program in GPU's territory to be successful, certain modifications are necessary, and we obviously would have preferred the collaborative on this matter to have produced a consensus under which the program could be implemented. We recognize that the Settlement now before us certainly jeopardizes the continuation of the CDS program in its present form, but given its failure to date, we are satisfied that a fresh approach is appropriate.

         While the marketers portray the Settlement as eliminating the CDS program, we believe that is a premature characterization. To the contrary, we view the Settlement as simply affording FirstEnergy greater flexibility with the manner in which a CDS program is structured and implemented. For instance, we are hopeful that multi-year bids will be permitted, along with other provisions designed to attract successful bidders. As to the parties' concerns with allowing an affiliate to bid on a CDS request for proposal, we note the acknowledgement by the Companies of the applicability of our competitive safeguard regulations at 52 Pa. Code Sections 54.121-54.122 to these transactions, so as to prevent affiliates from receiving preferential treatment in the processing of these bids.

         Nothing in the Chapter 28 of the Public Utility Code obligates an electric distribution company to competitively bid its POLR service. Although GPU committed to the implementation of such a program in its Restructuring Settlement, it has attempted without success to find alternative suppliers to provide default service to a portion of its POLR customers. Within the Restructuring Settlement is a provision requiring an annual review by the Commission, commencing on January 1, 2001, to consider whether it is in the public interest to continue the program as outlined in the Restructuring Settlement. That inquiry entails a review of the economic and practical impacts of the retail competitive bid process and seems to envision modifications, where necessary to make the program more effective. Therefore, what is contemplated by the present Settlement is not a departure from the Restructuring Settlement, but rather represents an opportunity for the implementation of a successful CDS program. To the extent that FirstEnergy fails to proceed with a CDS program that is designed to attract competitive bidders, nothing in the pending Settlement or in the statute would preclude any interested party from petitioning the Commission for


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
approval of a program that results in having an alternative supplier provide POLR service to GPU customers.

Extension of Rate Caps

         The Settlement results in an extension of GPU's distribution rate caps for three years beyond the dates set forth in the 1998 Restructuring Settlement and caps Penn Power's distribution rates at current levels for the same period. The Companies' distribution rate caps will now expire on December 31, 2007. Additionally, the Settlement retains the transmission rate caps of GPU and Penn Power consistent with GPU's Restructuring Settlement and FirstEnergy's ATSI settlement. However, in 2005, any flex down in distribution rates that occurs prior to that time due to the transmission and distribution rate caps under the Restructuring Settlement would be removed so as to restore the distribution rates to their prior levels, until such time as new distribution rates are approved by the Commission.

         MAPSA does not object to the extension of the rate caps but disagrees with the elimination of the "flex down" provision of GPU's Restructuring Settlement. Citizen Power contends that the rate caps are of little value to consumers, when parties to this proceeding have asserted that GPU is currently earning an excessive return on its T&D assets.

         We believe that consumers will benefit from the extension of the companies' transmission and distribution rate caps. The additional three years of


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rate stability will allow the companies to perform long term system planning and enable the companies to implement coordinated system improvements, resulting in a safe and more reliable transmission and distribution system. Furthermore, the Commission agrees with the ALJ's determination that an extension of the Companies' transmission and distribution rate caps is a reasonable mechanism for addressing the issue of merger savings. R.D. at 63.

         While the Restructuring Settlement tied the flex down provision to the length of the transmission and distribution rate caps, we do not believe it is appropriate to do so here. GPU's Restructuring Settlement provided that during the rate cap period, if GPU's transmission charges or rates were increased then there would be a corresponding decrease in GPU's distribution rates. In accordance with the Restructuring Settlement, this condition is set to expire in 2004. We find that, despite the three year rate cap extension contained in this Settlement, the flex down provision should terminate in accordance with the Restructuring Settlement in 2004. Electric competition in Pennsylvania does not and can not operate in a vacuum. The continuation of the flex down provision would unduly restrict the companies' ability to properly respond and react to the changes in the wholesale markets, overseen by the Federal Energy Regulatory Commission. Therefore, we find that the elimination of the flex down provision in 2004 is consistent with the GPU's Restructuring Settlement and is necessary and appropriate to allow the companies' to respond to requirements beyond the scope of this proceeding.


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
NUG Trust Funds

         This Settlement amends the manner in which the NUG Trust Funds established in the Restructuring Settlement can be used. GPU's 1998 Restructuring Settlement required that both Met-Ed and Penelec create and maintain separate NUG Trust Funds. These funds were established as the depository for the placement of net proceeds from GPU's divestiture after payment of non-NUG stranded costs plus any over-recoveries from GPU's CTC for NUGs in excess of above-market NUG costs.

         Specifically, the Settlement permits FirstEnergy to withdraw from the NUG Trust Funds to pay for the full cost of capacity and energy payable under the NUG agreements. Previously, under the terms of the Restructuring Settlement, Met-Ed and Penelec were limited to withdrawals from the NUG Trust Fund to pay for only actual above-market NUG costs, i.e. stranded costs. Further, the Settlement provides that through 2010 FirstEnergy will apply CTC revenues to costs in the following order of priority: Met-Ed and Penelec POLR costs that exceed generation cost to customers, non-NUG stranded costs, and NUG costs.

         Then, from 2010 through 2015, FirstEnergy may apply CTC revenues to NUG and/or non-NUG stranded costs. Per the Settlement, beginning in January 1, 2001, NUG stranded costs will be reconciled against the higher of actual market prices or the applicable generation shopping credit, provided that Met-Ed's and Penelec's respective POLR load is at least equal to their respective NUG capacity.


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
Lastly, the Settlement contains FirstEnergy's express acknowledgement of Met-Ed's and Penelec's obligations under the NUG contracts until their expiration. Moreover, FirstEnergy agrees to adhere to the Restructuring Settlement provision requiring that each company's NUG Trust funds shall only be applied to that company's costs.

         ARRIPA strongly opposes amending the Restructuring Settlement provision to allow Met-Ed and Penelec to use their NUG Trust Funds to pay for the full cost of NUG power beyond the companies' "stranded costs". ARRIPA at 23. Initially, ARRIPA argues that the record in this proceeding does not support allowing GPU to use the NUG Trust Funds as a cash source. Further, ARRIPA contends that by allowing the Companies' to use the NUG Trust Funds to now pay for both stranded costs and market costs will result in the earlier depletion of the Trust Funds.

         In support of it argument, ARRIPA states that the NUG Trust Funds are currently under collecting NUG stranded costs under the CTCs, and to allow the use of the NUG Trust Funds for any other purpose would already expose the NUG contracts "to unwarranted financial risk." ARRIPA at 24. GPU's current under collection, coupled with the elevated appropriation of CTC revenues to POLR and non-NUG costs ahead of NUG costs violates the terms of the Restructuring Settlement and results in no CTC revenues being applied to NUG stranded costs until at least 2010. ARRIPA at 25.


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
         In accord with ARRIPA, the York Authority asserts that if the Commission approves the requested amendment, the result is the abrogation of the benefit the York Authority bargained for in the 1998 Restructuring Settlement. York Authority at 6. Further, the York Authority asserts that making the Trust Funds available to Met-Ed and Penelec for non-NUG-related costs, dissipates the Trust Funds and lessens the financial assurance of the NUGs to receive payments under the NUG contracts over the remaining life of those contracts. Id.

         The Commission recognizes the sensitivity surrounding the NUG Trusts and the underlying contracts that gave rise to this tracking mechanism in the Restructuring Settlement. Further, the Commission continues to support the NUGs' desire to ensure that they receive the compensation owed to them by Met-Ed and Penelec under their existing contracts. With that said, the Commission accepts the Settlement provisions which allows Met-Ed and Penelec to access the NUG Trust Funds to pay for the full cost of capacity and energy payable under the NUG agreements.

         In accepting the provision, the Commission finds that the amendment provides for the portion of a NUG payment that exceeds the higher of the capped generation rate or the market price is recoverable out of stranded costs. While this provision amends the 1998 Restructuring Settlement as to use of the NUG Trust Funds, it does not alter or revoke Met-Ed's and Penelec's responsibilities and obligations under the existing NUG contracts. Moreover, the primary purpose of the NUG Trust Funds is to ensure that Met-Ed and Penelec have a cash source


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
from which to pay their respective NUG stranded costs. While the Settlement provides FirstEnergy with flexibility in withdrawing from the NUG Trusts, the flexibility is not unbridled, and in fact, this provision facilitates the payments owed to NUGs under the existing contracts.

         Moreover, despite some parties' arguments to the contrary, the amendment does not place the NUGs in a less secure position than they were under the Restructuring Agreement. The existing NUG contracts remain unchanged - Met-Ed and Penelec are not relieved from any of their obligations to perform under these agreements. Further, while some parties rely heavily on the current under collection of the NUG Trust Funds, this reliance is clearly overstated. The NUG Trust Funds and the corresponding tracking mechanisms were put into place in 1998. At that juncture, the NUG contracts were priced above market. However, the recent surge in wholesale generation costs has resulted in the NUG contracts being an asset to the companies' in meeting their POLR obligations. In addition, these parties fail to recognize the substantial economic benefits to be gained by the successful merger of GPU and FirstEnergy - a larger and more financially secure payor.

Environmental and Efficiency Initiatives

         The Settlement requires that FirstEnergy deposit $2.5 million into both Met-Ed's and Penelec's Sustainable Energy Funds. The Sustainable Energy Funds were established in GPU's Restructuring Settlement and were to be funded


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
until 2005 by a one-time payment of $12 million. Then, in 2005, consistent with the removal of the original transmission and distribution rate caps, these funds were to be funded via the companies' transmission and distribution rates. The Settlement postpones this funding mechanism until 2008 to correspond to the newly established rate cap periods.

         Additionally, FirstEnergy will spend $10 million on cost-effective renewable energy projects in the GPU Pennsylvania and Penn Power service territories over the next five (5) years. FirstEnergy has committed to consult with some environmental parties to obtain suggestions on where to commit these funds, but has stated its intent to investigate a wind generation-related project which may receive up to $3 million. Further, FirstEnergy will consult with environmental parties on how to spend these funds and will report annually to the parties to the stipulation the status of all projects.

         Also, FirstEnergy commits to preserve the existing universal service programs operated by Met-Ed, Penelec and Penn Power. Additionally, FirstEnergy agrees to maintain the universal funding levels for Met-Ed and Penelec consistent with the Restructuring Settlement. Moreover, should FirstEnergy want to eliminate or alter any of the universal service programs, it must notify the parties to this proceeding and is contingent upon Commission approval.

         In addition to new sustainable and renewable energy funding commitments, the Settlement provides for Met-Ed and Penelec and assisted by the parties, to


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
develop and implement Demand Side Response (DSR) programs beyond those which are already in place in their service territories. The DSR program will be designed to maximize the cost-effective reduction of peak load, thereby reducing GPU's exposure to high POLR energy costs. Additionally, the DSR program shall include the use of interval and time of use metering, and appliance control technologies and, if feasible, will be open to all customer classes.

         GPU will submit a proposal to the parties and to the Commission within 120 days after consummation of the merger. Then, GPU will engage in a working group with interested parties to revise and improve the DSR program prior to filing the proposal with the Commission for approval. The Settlement establishes Summer 2002 as the target operational date for the DSR program.

         In its comments on the environmental provisions, MAPSA states its concern that FirstEnergy's commitment to $10 million on renewable projects or activities requires that the Commission exert additional control over the use of these funds. Specifically, MAPSA requests that a collaborative be established among the parties to this proceeding to reach an agreement as to the proper development and implementation of these programs. The Clean Air Council contends that postponing the use the transmission and distribution adder to fund the Sustainable Energy Funds, despite the additional $5 million in up front funding, results in a net reduction in funding. Further, the Clean Air Council finds the new funding commitments contained in the Settlement for renewable projects


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
to be too vague and provide FirstEnergy too much discretion in applying these funds.

         While we understand the concerns raised by MAPSA and the Clean Air Council, we decline to modify the terms of the Settlement. This provision of the Settlement clearly provides consumers with immediate benefits as they resurrect and provide substantial additional funding to the Sustainable Energy Funds. Further, FirstEnergy's commitment to spend $10 million on renewable projects not only expands the renewable energy initiatives in GPU's service territory, but introduces renewable energy funding to the Penn Power service territory.

         Further, the development and implementation of a DSR program by GPU represents a new commitment by the companies which should assist in their POLR obligations. Moreover, the DSR program is consistent with the goals of the recently established Commission DSR working group.

         In approving the Settlement, it is the Commission's expectation that the funds will be directed to the areas and in the manner intended by the Settlement and GPU's Restructuring Settlement. Should any party feel aggrieved at any point or maintain that these funds are being misdirected in some way, they are free to return to us for appropriate consideration and, if need be, corrective action.

SEC Waiver Approval

         The Settlement requests Commission approval for FirstEnergy to seek a waiver from the Securities Exchange Commission, permitting First Energy to


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
increase its acquisition limitation to 500% of retained earnings. In its comments, Dominion Retail states that the Commission lacks the authority to approve an increase in FirstEnergy's debt ceiling without holding hearings to examine whether it is in the public interest. Dominion Retail at 4. We disagree. The Commission has determined that the merger of FirstEnergy and GPU is in the public interest with the parties' acceptance of the merger conditions. Since the waiver that FirstEnergy intends to request of the SEC necessarily flows from our conditional approval of the merger, we approve of FirstEnergy's seeking the requisite SEC waiver. Of course, whether the waiver is ultimately granted will be for the SEC to determine.

GPU Energy Stand-Alone Relief Absent Merger

         If GPU and FirstEnergy do not consummate the merger, the Settlement provides for the POLR proceeding to be reopened before Administrative Law Judge Gesoff. Further, absent the merger, Met-Ed and Penelec have agreed that the deferred POLR costs accrued from January 1, 2000 through May 31, 2001 will be written off. Then, within 10 days after abandoning the merger, the Commission will reopen the POLR proceeding and permit evidence on overall retail levels and POLR deferrals prospectively. The Commission will enter final order in this proceeding within 90 days of abandonment of merger. The subsequent Commission determination, however, will not prevent recovery of deferrals accrued between June 1, 2001 and the date of the Commission's Order, except that


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
POLR costs incurred after December 31, 2001 will be subject to normal prudency and just and reasonable rate requirements. Also, the method and timing of recovery will be determined as part of reopened proceedings.

         Citizen Power objects to the process outlined above because, in the case of a failed merger, GPU would receive guaranteed cost recovery of POLR costs from June 1, 2001 until the Commission issues a final determination. It is Citizen Power's contention that this recovery mechanism will result in customers paying for GPU's errors and provides no incentive for GPU to mitigate it POLR costs. MAPSA asserts that GPU should not be permitted to recover POLR costs from shopping customers consistent with its arguments opposing the deferral mechanism. ARRIPA also opposes the process set forth in the Settlement to address the POLR issue in the event of a failed merger. In its comments, ARRIPA states that the parties, including GPU, have fully litigated this matter and the Commission should not approve a plan that provides for the potential for further litigation but that the Commission should decide these issues on the record developed in this proceeding.

         Again, the Commission declines to modify the Settlement. The process established in this provision is in the public interest as it provides a road map to all the parties in the event that the merger between GPU and FirstEnergy is not consummated. Despite the contentions of some of the parties, we find that the process outlined above is necessary and lawful. The majority of the provisions contained in the Settlement are contingent upon the successful acquisition of GPU


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
by FirstEnergy. The signatories to the Settlement are correct for establishing a process going forward in case the merger fails, as time will likely be of the essence. And, should this occur the parties and the Commission requires a definitive process for resolving the POLR proceeding.

         The Commission is cognizant of Citizen Power's concerns regarding the potential impact on consumers' should the merger fail. However, we are convinced that it is necessary to allow GPU to recover any deferred POLR costs from June 1, 2001 until we enter a final order in the reopened POLR proceeding. Our decision to allow this limited recovery is based upon GPU's financial problems which were identified during this proceeding. Additionally, we are aware of the current volatility of the wholesale market and must ensure that GPU is able technically and financially, to meet its statutorily mandated obligation to provide electric service to its then customers. The Settlement mitigates consumer exposure by requiring GPU to write off POLR costs from January 1, 2001 to May 31, 2001. Moreover, all POLR costs incurred by GPU after December 31, 2001 are subject to a prudency review and the just and reasonable rate requirements will be applied to all utility expenditures.

         As to some parties' opposition to the reopening of the POLR proceeding should the merger not be consummated, we disagree and find that should the merger fail, the proceeding must be reopened. We are unable to foretell the future and therefore can not predict if or when the merger may or may not occur as we are but one of the numerous regulatory bodies that must review this merger


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
proposal. While it is likely that if the merger process were to be unsuccessful shortly after our disposition in this proceeding, that the current record would likely be suitable but we need not and indeed we can not determine that at this juncture. Should the merger continue its way toward approval and not fail until some time out, a new review, although properly truncated to 90 days, is justified and reasonable.

Conclusion

     For the foregoing reasons, we believe that adoption of the Settlement is in the public interest and we approve it without modification. In addition to containing numerous provisions benefiting consumers, it also addresses GPU's current financial situation in a fair and appropriate manner; THEREFORE, IT IS
ORDERED:

1. That the Settlement Stipulation filed on June 11, 2001 is in the public interest and is approved without modification.

2. That the deferral accounting and subsequent recovery mechanism for the accumulated difference between the charges to retail customers for provider of last resort service and the actual supply costs incurred by Metropolitan Edison Company and Pennsylvania Electric Company, together with carrying costs, beginning on January 1, 2001, as proposed by the Settlement Stipulation, is hereby approved.


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
3. That the Recommended Decision of Administrative Law Judge Larry Gesoff is adopted, as modified by the Settlement Stipulation.

4. That the Exceptions and Reply Exceptions of the parties are granted in part and denied in part consistent with this Order.

5. That the Order adopted by the Commission on May 24, 2001, in these proceedings is amended as necessary to adopt and implement the provisions of the Settlement Stipulation.


                              BY THE COMMISSION,




                              James J. McNulty
                              Secretary


(SEAL)


Order Adopted: June 14, 2001

Order Entered: June 20, 2001


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